UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

EMPLOYERS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials
☐	Fees computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of Annual Meeting of Stockholders and Proxy Statement
April 16, 2026
Dear Stockholder:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Employers Holdings, Inc. (the "annual meeting"). The annual meeting will be held on Thursday, May 28, 2026, beginning at 9:00 a.m. Pacific Daylight Time at our principal executive offices at 5340 Kietzke Lane, Suite 202, Reno, Nevada 89511 for the following purposes:
(i)To elect the eight continuing directors named in the attached proxy statement to serve until the 2027 Annual Meeting of Stockholders;
(ii)To hold an advisory vote to approve the compensation paid to our named executive officers;
(iii)To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2026; and
(iv)To transact such other business as may properly come before the meeting or any postponement, adjournment, or other delay thereof.
All stockholders of record of Employers Holdings, Inc. as of the close of business on March 30, 2026 are entitled to receive notice of, and to vote at, the annual meeting and any postponement, adjournment, or other delay thereof.
We are pleased to continue to furnish proxy materials to our stockholders electronically over the Internet. We believe that this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meeting. The proxy materials, including Employers Holdings, Inc.'s Annual Report for the year ended December 31, 2025, are available at www.proxydocs.com/eig.
Your vote is very important to us. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote over the Internet, by telephone or, if you received printed proxy materials, by signing, dating, and returning a proxy card. You may revoke your proxy any time prior to the annual meeting and submit a new proxy as you deem necessary.
We look forward to seeing you at the annual meeting on May 28, 2026.
Sincerely,

Jeanne L. Mockard	Katherine H. Antonello
Chair of the Board	Director, President and Chief Executive Officer

America's small business insurance specialist.®

www.employers.com

Proxy Statement Summary
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Employers Holdings, Inc. Annual Meeting of Stockholders

Time and Date	9:00 a.m. Pacific Daylight Time on Thursday, May 28, 2026

Place	5340 Kietzke Lane, Suite 202 Reno, Nevada 89511

Record Date	March 30, 2026

Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Ways to Vote	You may vote your shares in person by ballot at the annual meeting, over the Internet, by telephone, or by returning a signed and dated proxy card.
The Proxy Statement and the 2025 Annual Report to stockholders are available at www.proxydocs.com/eig.

Proposals and Board Recommendations

Proposal		Board's Voting Recommendation	Page Reference (for more detail)

1.	Election of directors	FOR each director nominee	6

2.	Advisory vote to approve executive compensation	FOR	22

3.	Ratification of appointment of Ernst & Young LLP as independent registered public accounting firm for 2026	FOR	59
So that your shares may be represented if you do not plan to attend the annual meeting, please vote your proxy by telephone or over the Internet or by returning the enclosed proxy card in the postage prepaid envelope as soon as possible. Your prompt response will greatly facilitate arrangements for the annual meeting, and your participation is appreciated.

| 2026 Proxy Statement i

2025 Performance Highlights
(all comparisons against full-year 2024, unless stated otherwise)
•We maintained profitability in a challenging year.
◦We generated $750.1 million of net written premium;
◦Our renewal premium increased 3%, while decisive actions to improve underwriting profitability resulted in a 15% decrease in new business premium;
◦In the third quarter, we strengthened prior year reserves by $38.2 million and increased our current accident loss ratio to 72.0% to address California cumulative trauma frequency trends;
▪Our fourth quarter full actuarial review and an independent assessment performed by a market-leading actuarial firm confirmed no reserve strengthening or any adjustment to our current accident year loss and loss adjustment expense ("LAE") was necessary. We believe these two assessments validate the decisive actions we took in the third quarter;
◦Our Adjusted GAAP Calendar Year Combined Ratio(1) (as defined in our Compensation Discussion and Analysis beginning on page 23) was 112.0%;
◦Our net income was $10.8 million ($0.46 per diluted share), down from $118.6 million ($4.71 per diluted share); and
◦Our adjusted net income(1) was $21.8 million ($0.93 per diluted share), down from $94.0 million ($3.73 per diluted share).
•We created opportunities for profitable growth.
◦With our internal teams effectively using artificial intelligence ("AI"), we developed a new excess workers’ compensation product that will allow us to leverage our deep understanding of workers’ compensation and deliver a product that provides us with exposure diversification and customer expansion; and
◦We continued our appetite expansion efforts, with the rollout of two new customer segments that are expected to produce profitable new business.
•We gained economies of scale.
◦We ended the year with higher policies in-force of 133,605 compared to 130,767; and
◦Our consolidated GAAP Underwriting Expense Ratio was 21.7%, which was our lowest since 2018.
•We effectively managed our investments and capital.
◦Our investment portfolio generated net investment income of $116.7 million, higher than any year since our IPO in 2007;
◦We rebalanced our investment portfolio by reducing our equity investment allocation and replacing low-yielding fixed income investments with higher yielding investments. This investment rebalancing reduced our equity investments to target levels, increased our overall book yield by 40 basis points, achieved a present value gain and reduced our required capital;
◦Announced a $125.0 million recapitalization plan that was completed in January 2026 at an average repurchase price representing an 18% discount to our Book value per share including the Deferred Gain;
◦We returned $215.4 million to stockholders through a combination of share repurchases and regular quarterly dividends;
◦In January 2026, AM Best reaffirmed the "A" financial strength rating of our insurance subsidiaries;
ii | 2026 Proxy Statement

◦Our Book value per share including the Deferred Gain(1), was $51.31 at December 31, 2025, up 11.0% after taking into account $1.26 of dividends declared; and
◦Our Adjusted book value per share, or "ABVPS"(1) (as defined in our Compensation Discussion and Analysis beginning on page 23) was $50.95 at December 31, 2025, up 3.0% after taking into account $1.26 of dividends declared, higher than any year since our IPO in 2007.

(1)     Refer to Non-GAAP Financial Measures on page 62 for more information.
| 2026 Proxy Statement iii

General Information
This proxy statement, the accompanying proxy card and the 2025 Annual Report to stockholders of Employers Holdings, Inc. (the "Company") are being made available to stockholders on or about April 16, 2026 in connection with the solicitation on behalf of the Board of Directors of the Company (the "Board") of proxies to be voted at the 2026 Annual Meeting of Stockholders to be held on Thursday, May 28, 2026, and any postponement(s), adjournment(s), or other delay(s) thereof (the "annual meeting").
About the Company
Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance, excess workers' compensation, and related services focused on small and mid-sized businesses engaged in lower hazard industries with its guaranteed cost product and self-insured enterprises with its excess workers' compensation product. The Company operates throughout the United States, with the exception of four states that are served exclusively by their state funds. Workers' compensation insurance is offered through Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, Employers Assurance Company, and Cerity Insurance Company and excess workers' compensation is offered through Employers Assurance Company. Each of our insurance subsidiaries is rated A (Excellent) by the AM Best Company. Not all companies do business in all jurisdictions.
Governance Document Information
Our Board Committee Charters, Corporate Governance Guidelines, Related Person Transactions Policy and Procedures, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers are posted on the Company's website at www.employers.com. Copies of these documents will be delivered, free of charge, to any stockholder who requests them by email from ChiefLegalOfficer@employers.com.
Notice and Access
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. On or about April 16, 2026, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials," which tells stockholders how to access and review the information contained in the proxy materials and how to submit their proxies over the Internet or by telephone. We believe that utilizing this e-proxy process expedites stockholder receipt of proxy materials, lowers the costs associated with the production and distribution of proxy materials, and reduces the environmental impact of our annual meetings. You will not receive a printed copy of the proxy materials unless you request the materials by following the instructions included in the notice. In addition, by following the instructions included in the notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Your election to receive proxy materials in printed form by mail or by email will remain in effect until you terminate such election.
Delivery of One Set of Annual Meeting Materials to Stockholders with the Same Address
U.S. Securities and Exchange Commission ("SEC") rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports to stockholders with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to stockholders addressed to those stockholders. This process, commonly referred to as "householding," provides cost savings for companies and helps to minimize the environmental impact of the annual meeting. The Company and some brokers household proxy materials and annual reports to stockholders unless contrary instructions have been received from the affected stockholders. Once you have received notice from the Company, your broker, or other designated intermediary that they will be
1 | 2026 Proxy Statement

householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate printed proxy statement and annual report to stockholders, notify the Company by calling its transfer agent at 1-866-870-3684, or submit a written request via regular mail to EQ Shareowner Services at P.O. Box 64854, St. Paul, Minnesota 55164-0854, or via overnight delivery to EQ Shareowner Services.
Stockholders who currently receive multiple copies of their proxy materials and would like to request householding should submit a written request to: EQ Shareowner Services at the address above.
Please include the Company's name, Employers Holdings, Inc., and your account number(s), in any correspondence regarding householding. Street name stockholders wishing to cancel or request householding of their proxy materials should contact their brokers directly.
Print Copy Requests
If a stockholder wishes to receive a hard copy of the 2025 Annual Report or proxy statement, please contact the Company's transfer agent, EQ Shareowner Services at 1-866-870-3684 or by writing to EQ Shareowner Services at P.O. Box 64854, St. Paul, Minnesota 55164-0854 or www.investorelections.com/eig. The stockholder will be sent, without charge, a print copy of the 2025 Annual Report or proxy statement promptly upon request.
Who May Vote
All holders of the Company's common stock, par value $0.01 per share, as of the close of business on the record date, March 30, 2026, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. On the record date, there were 18,631,868 shares of common stock outstanding and entitled to vote at the annual meeting.
Annual Meeting Admission
Seating will be limited at the annual meeting. All attendees will need to present a form of government-issued photo identification to be admitted to the annual meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the annual meeting.
If your shares are held in "street name" by a bank or brokerage firm and you wish to attend the annual meeting in person, you must bring an account statement or letter from your bank or broker showing that you are the beneficial owner of your shares as of the record date in order to be admitted to the annual meeting. If you hold your shares in "street name" and wish to vote by ballot at the annual meeting, you must bring a "legal proxy" from your bank or broker.
Quorum
Unless otherwise required by applicable law or the Company's amended and restated articles of incorporation (the "Articles of Incorporation") or amended and restated bylaws (the "Bylaws"), a majority of the voting power of the issued and outstanding common stock entitled to vote, including the voting power that is represented in person or by proxy, regardless of whether any such proxy has the authority to vote on all matters, shall constitute a quorum for the transaction of business at the annual meeting. Shares of common stock represented in person or by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the proposals to be voted upon) will be counted for the purpose of determining whether a quorum exists. There are no cumulative voting rights.
| 2026 Proxy Statement 2

Beneficial Owner Voting
If you own shares of common stock held in "street name" by a bank or brokerage firm and you do not instruct your bank or broker how to vote your shares using the instructions that your bank or broker provides to you, your bank or broker may not be able to vote your shares. If you give your bank or broker instructions, your shares will be voted as you direct. If you do not give instructions, whether the bank or broker can vote your shares depends on whether the proposal is considered "routine" or "non-routine" under New York Stock Exchange ("NYSE") rules. If a proposal is routine, a bank or broker holding shares for a beneficial owner in street name may vote on the proposal without voting instructions from the beneficial owner. If a proposal is non-routine, the bank or broker may vote on the proposal only if the beneficial owner of the shares has provided voting instructions. A broker non-vote occurs when the bank or broker is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. Proposal 3, the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm, is the only proposal at the annual meeting that is considered routine.
How to Vote
You may vote your shares in any of the following ways:
•by telephone at 1-866-883-3382 any time before 11:59 p.m., Central Daylight Time, on Wednesday, May 27, 2026;
•by the Internet at www.proxypush.com/eig any time before 11:59 p.m., Central Daylight Time, on Wednesday, May 27, 2026;
•by signing and dating the enclosed proxy card and returning it as soon as possible (a postage prepaid envelope is included for your convenience); or
•in person by ballot at the annual meeting.
How Proxies Will be Voted
All properly executed proxies, unless revoked as described below, will be voted at the annual meeting in accordance with your instructions on the proxy. If a properly executed proxy gives no specific instructions, the shares of common stock represented by that proxy will be voted as follows:
•FOR the election of the eight director nominees named in this proxy statement to serve a one-year term expiring at the 2027 Annual Meeting of Stockholders;
•FOR approval of the compensation paid to the Company's named executive officers;
•FOR ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2026; and
•at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.
Revoking a Proxy
If you vote by proxy, you may revoke your proxy at any time before it is voted at the annual meeting. You may do this by:
•mailing a written notice (before the annual meeting) revoking your proxy to the Secretary, Employers Holdings, Inc., at P.O. Box 539003, Henderson, Nevada 89053-9003;
•delivering a new proxy (before the annual meeting) bearing a date after the date of the proxy being revoked; or
•voting in person by ballot at the annual meeting.
3 | 2026 Proxy Statement

Votes Required
For Proposal 1, directors are elected in an uncontested election by a majority of votes cast standard, meaning the votes for a director nominee must exceed the votes against that director nominee. In the election of directors, abstentions from voting and broker non-votes will be disregarded and have no effect on the outcome of the vote.
Approval of Proposal 2, the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers, requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal. The results of this vote are not binding on the Board. For the advisory (non-binding) vote to approve the compensation paid to the Company's named executive officers, abstentions from voting and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
Approval of Proposal 3, the proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2026, requires the number of votes cast for the proposal to exceed the number of votes cast against the proposal. Abstentions from voting will be disregarded and have no effect on the outcome of the vote. No broker non-votes are expected on Proposal 3, which is a routine matter.
Voting Results
The Company plans to announce preliminary voting results at the annual meeting and will report the final results in a Current Report on Form 8-K, which the Company intends to file with the SEC within four business days after the annual meeting.
Other Matters to be Presented
The Board knows of no other matters that will be presented at the annual meeting. However, if other matters properly come before the annual meeting, the person or persons voting your shares pursuant to instructions by proxy card will vote your shares in accordance with their best judgment on such matters.
Inspector of Election
In accordance with the Company's Bylaws, Jeanne L. Mockard, Chair of the Board, has appointed a representative of Equiniti Trust Company, LLC, doing business as EQ Shareowner Services, to be the inspector of election at the annual meeting. The inspector of election is not an officer or director of the Company. The inspector will receive and canvass the votes given at the annual meeting and certify the results.
Proxy Solicitation and Expenses
The Company will bear the expense related to this proxy statement. Our employees may solicit the return of proxies, but they will not receive additional compensation. We have engaged the services of Morrow Sodali LLC to assist the Company in the solicitation of proxies at an anticipated cost of $10,000, plus reasonable and customary disbursements. We have requested brokers, banks, and other custodians, nominees, and fiduciaries to send notice and proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, email, Internet, or other means.
Submission of Stockholder Proposals
Stockholder proposals intended for inclusion in the Company's 2027 proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") must be directed to the Secretary, Employers Holdings, Inc., at 748 S. Meadows Parkway, Suite A9, #249, Reno, Nevada 89521, and must be received by December 17, 2026. The Company's Bylaws require that proposals of
| 2026 Proxy Statement 4

stockholders made outside of Rule 14a-8 under the Exchange Act, including any stockholder director nominees pursuant to Rule 14a-19 under the Exchange Act, must be submitted, in accordance with the requirements of the Bylaws, not later than February 27, 2027 and not earlier than January 28, 2027. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
5 | 2026 Proxy Statement

Proposal 1 - Election of Directors
Nominees for Election as Directors
The Board nominated the eight director candidates identified below for election at the annual meeting, to hold office until the next succeeding annual meeting of stockholders or until their successors have been duly elected or appointed and qualified. All nominees are current members of the Board.
The Board Governance and Nominating Committee (the "Governance Committee") considered each nominee’s experiences, qualifications, attributes, and skills when determining the current performance of the Board. The Governance Committee also reviewed the Board and committee evaluations, including individual peer-to-peer reviews, and considered the significant experience our directors have had working together on the Board. The Board evaluated the same criteria when it approved the nominees recommended by the Governance Committee.
In considering the nominees, the Governance Committee and the Board focused on the background and experiences of the nominees, as described in the biographies appearing below. The Governance Committee and the Board concluded that the nominees for election provide the Company with an appropriate mix of experience, perspectives, knowledge, education, and abilities to allow the Board to fulfill its responsibilities to the Company and its stockholders.
Each nominee has consented to being named in this proxy statement and to serve as a director, if elected. Should any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such person(s) as shall be recommended by the Board. The Board has no reason to believe that the nominees will be unable to serve.
The information provided is as of April 1, 2026, unless otherwise indicated.

8 ongoing directors	6 years average tenure of independent directors
38% female directors	88% independent directors

| 2026 Proxy Statement 6

Katherine H. Antonello

Principal Occupation:	Director Since: 2021
President and Chief Executive Officer of Employers Holdings, Inc.	Committee Memberships:
Age: 61	Executive
Other current public company directorships: None	Risk Management, Technology and Innovation
Previous public company directorships in last five years: None

Experience
Ms. Antonello has served as a Director and the President and Chief Executive Officer of the Company since April 2021. She also serves as a Director and Chief Executive Officer of each of the Company's wholly-owned subsidiaries. Ms. Antonello joined the Company in August 2019 as its Executive Vice President, Chief Actuary. Prior to joining the Company, Ms. Antonello served as the Chief Actuary for the National Council on Compensation Insurance (NCCI) from June 2013 to July 2019. Ms. Antonello earned her Bachelor of Science degree in Mathematics from Birmingham-Southern College. She is a Fellow of the Casualty Actuarial Society, a Fellow of the Society of Actuaries, and a Member of the American Academy of Actuaries. In addition, she served as Chair of the Board of Directors and President of the Casualty Actuarial Society and serves as an advisory board member of Kids Chance of America and as a board member of the American Property Casualty Insurance Association.

Skills and Qualifications
Ms. Antonello's qualifications to serve on the Board include, among other factors, her unique blend of nearly 40 years of insurance experience in the areas of both life and annuity insurance and property and casualty insurance. She has over 25 years of deep workers' compensation insurance experience, having held leadership roles over actuarial, policy services, claims, government affairs, regulatory reporting, research, and internal audit functions. Additionally, during her career, she has broadened her industry perspective by working at carriers, insurance bureaus, and consulting firms.

João (John) M. de Figueiredo

Principal Occupation:	Director Since: 2019
Professor	Independent
Age: 60	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating (Chair)
Previous public company directorships in last five years: None	Executive
Risk Management, Technology and Innovation

Experience
Dr. de Figueiredo has been a professor at Duke University since 2010 and is currently the Russell M. Robinson II Distinguished Professor of Law, Strategy, and Economics at the Duke University Law School and Fuqua School of Business. Prior to joining Duke, Dr. de Figueiredo held faculty positions at the UCLA Anderson School of Management, UCLA Law School, and the MIT Sloan School of Management. He has also consulted to numerous Fortune 500 companies and served as a strategic management consultant at Monitor Company. His research and consulting focuses on business and technology strategies and their successful implementation in innovative and regulated industries. Dr. de Figueiredo received a Ph.D. from the University of California, Berkeley, an M.Sc. from the London School of Economics, and an A.B. degree from Harvard University.

Skills and Qualifications
Dr. de Figueiredo's qualifications to serve on the Board include, among other factors, his knowledge, research, and expertise in areas of competitive strategy, disruptive and incremental innovation, strategy implementation and organizational change, data analytics, economics, and corporate regulatory and political strategy.

7 | 2026 Proxy Statement

Barbara A. Higgins

Principal Occupation:	Director Since: 2018
Advisor	Independent
Age: 59	Committee Memberships:
Other current public company directorships: None	Board Governance and Nominating
Previous public company directorships in last five years: None	Executive
Human Capital Management and Compensation (Chair)

Experience
Ms. Higgins retired from Duke Energy Corporation ("Duke Energy"), an electric power and natural gas holding company, in December 2021 and currently serves as an advisor on customer experience management, as well as on the board of multiple non-profit institutions. From August 2017 through December 2021, Ms. Higgins served as the Chief Customer Officer for Duke Energy, with focus on designing end-to-end strategies for measurement, valuation and improvement of the residential and commercial customer experience. Previously, from May 2015 to August 2017, she advised companies on customer experience strategies, including Duke Energy. Ms. Higgins served as the Chief Customer Officer for Allstate Insurance Company from May 2011 to April 2015. Prior to that, she led Customer Experience at United Airlines, Inc., following a nearly 19-year career at The Walt Disney Company ("Disney") where she served in every Disney-owned and operated theme park location worldwide. From 2013 to the end of 2018, she served as a Director at DeVry University and was an advisory board member from November 2011 to 2013. Ms. Higgins received a Bachelor of Science degree from Cornell University, School of Hotel Administration and a Master of Business Administration from the University of Florida, Warrington College of Business Administration.

Skills and Qualifications
Ms. Higgins's qualifications to serve on the Board include, among other factors, her more than 35 years of experience in multi-channel operations, market research, brand management and leadership, managing operations across diverse cultures in the Americas, Asia, and Europe. An expert in customer experience management, she has worked for public multi-national companies in industries spanning energy, insurance, airlines, and hospitality, providing frequent updates to these boards. In her previous public company board experience, she served on the governance committee and oversaw transition from public company to private-owned board structure, developing committee charters and a new compensation structure. In addition, Ms. Higgins received her CERT Certificate in Cybersecurity Oversight from Carnegie Mellon University Software Engineering Institute in June 2025.

| 2026 Proxy Statement 8

Michael J. McColgan

Principal Occupation:	Director Since: 2017
Director and Private Investor	Independent
Age: 70	Committee Memberships:
Other current public company directorships: None	Audit, Finance and Investment (Chair)
Executive
Previous public company directorships in last five years: None	Human Capital Management and Compensation

Experience
Until July 2017, Mr. McColgan was a Partner with PricewaterhouseCoopers LLP ("PwC") providing assurance, risk management, business advisory, and other services to clients primarily in the financial services industry. During his 38-year career with PwC, including 27 years as a Partner, Mr. McColgan held various leadership positions, such as East Region Assurance Leader, the firm’s largest Assurance Practice, Managing Partner of the New York Metro Insurance Practice and Managing Partner of the Northeast Financial Services and Insurance Practices. He was also a member of the PwC Extended Leadership Team and served as the Global Engagement Partner for several of PwC’s largest insurance company clients. Mr. McColgan also serves as a Director of Point32Health, Inc. formed in 2021 through the merger of Tufts Health Plan, Inc. and Harvard Pilgrim Health Care, Inc. Mr. McColgan received a bachelor’s degree in Accounting from Villanova University, is a Certified Public Accountant, and is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

Skills and Qualifications
Mr. McColgan's qualifications to serve on the Board include, among other factors, the significant experience he has gained in various leadership positions as a Partner at PwC, including his expertise in the areas of assurance, risk management, and advising businesses, primarily in the financial services industry.

Jeanne L. Mockard

Principal Occupation:	Director Since: 2018
Private Investment Manager and Director	Independent
Age: 62	Committee Memberships:
Other current public company directorships: None	Audit, Finance and Investment
Executive (Chair)
Previous public company directorships in last five years: None

Experience
Ms. Mockard has been the Chair of our Board since March 2024. Since 2009, Ms. Mockard has been the Principal at JLM Capital and Consulting, which provides consulting services to financial and technology companies and evaluates private investment opportunities. Prior to that, she was a Managing Director and Portfolio Manager with Putnam Investments for over 20 years. Ms. Mockard is a CFA and currently serves as a Director, member of the Audit Committee and chair of the Finance Committee of Nuclear Electric Insurance Limited, as a Director of Silent Spring Institute, a member of the Endowment Committee for The Bryn Mawr School, and as the Chair of the Investment Committee, and Treasurer of the Lutheran Deaconess Association. Ms. Mockard received a Bachelor of Science degree from Tufts University and a Master of Business Administration from the University of Virginia, Darden School of Business.

Skills and Qualifications
Ms. Mockard's qualifications to serve on the Board include, among other factors, her experience with financial and technology companies and as an investor in startup businesses, as well as more than 20 years of experience managing large investment portfolios, and her extensive service on various boards and committees.

9 | 2026 Proxy Statement

Alejandro (Alex) Perez-Tenessa

Principal Occupation:	Director Since: 2022
CEO	Independent
Age: 51	Committee Memberships:
Other current public company directorships: None	Executive
Human Capital Management and Compensation
Previous public company directorships in last five years: None
Risk Management, Technology and Innovation (Chair)

Experience
Mr. Perez-Tenessa is the founder and CEO of Trendio Live Inc., a marketing technology company, which was formed in July 2021. Prior to that, he served as Vice President, U.S. Prime Video at Amazon.com, Inc. ("Amazon"), a multinational technology company, from August 2019 to April 2021. He served as Vice President, Kindle Content at Amazon from 2017 to 2019. Prior to joining Amazon, he served as Vice President of Beauty and Personal Care of CVS Health from 2013 to 2017. He also served as a Partner at McKinsey & Company from 2003 to 2013. Mr. Perez-Tenessa received a Master of Business Administration from Harvard University (Baker Scholar), as well as a bachelor’s degree and a master’s degree from ESSEC Business School in Paris, France.

Skills and Qualifications
Mr. Perez-Tenessa's qualifications to serve on the Board include, among other factors, his unique expertise and experience in areas including transformational leadership, digital marketing, and optimization of customer experience through machine learning.

Marvin Pestcoe

Principal Occupation:	Director Since: 2025
Director	Independent
Age: 65	Committee Memberships:
Other current public company directorships: Hamilton Insurance Group, Ltd.	Audit, Finance and Investment
Board Governance and Nominating
Previous public company directorships in last five years: AISIX Solutions Inc.

Experience
Mr. Pestcoe served as Executive Chair and Chief Executive Officer of Langhorne Re, a global life and annuity reinsurer, from January 2019 to April 2021 and continued as a director of Langhorne Re until March 2023. He previously held senior positions for PartnerRe (2001 to 2017) and Swiss Re New Markets (1997 to 2001), and has over 40 years of experience in insurance, reinsurance and investments including a range of executive roles and leadership positions that focused on profit center management, investments, corporate strategy, data analytics, and risk management. Mr. Pestcoe has served on the boards of several public and private companies. He is currently a director of Hamilton Insurance Group, Ltd. where he is the chair of the Underwriting Committee and a member of the Investment Committee. Mr. Pestcoe also serves on the board of Catalina Holdings (Bermuda) Ltd. Mr. Pestcoe is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

Skills and Qualifications
Mr. Pestcoe's qualifications to serve on the Board include, among other factors, his significant knowledge and expertise in areas including executive leadership roles with over 40 years in the insurance industry in profit center management, investments, corporate strategy, data analytics, and risk management, as well as his board service on both publicly traded and private companies.
| 2026 Proxy Statement 10

Steven P. Sorenson

Principal Occupation:	Director Since: 2024
Director	Independent
Age: 61	Committee Memberships:
Other current public company directorships: None	Human Capital Management and Compensation

Previous public company directorships in last five years: None	Risk Management, Technology and Innovation

Experience
Mr. Sorenson retired from The Allstate Corporation ("Allstate"), a nationwide insurance provider, in April 2023 after serving in various senior leadership roles, most recently as Executive Vice President of Corporate Business Transformation from 2020 to April 2023 and as Executive Vice President of Operations from 2017 to 2020. He joined Allstate in 2000. Prior to joining Allstate, Mr. Sorenson was a general manager at Progressive Insurance Company from 1997 to 2000 and an engagement manager at McKinsey & Company from 1992 to 1997. Mr. Sorenson currently serves on the boards of YMCA of Metropolitan Chicago, where he serves as Chair, and One Hope United, a multistate nonprofit that helps children and families build the skills to live life without limits. Mr. Sorenson earned a master's degree in business administration (finance and strategy) from the University of Chicago in 1992 and a bachelor’s degree in economics from Harvard University in 1987.

Skills and Qualifications
Mr. Sorenson's qualifications to serve on the Board include, among other factors, his significant knowledge and expertise in areas including transformational leadership, insurance operations, and insurance product development and distribution.

___________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed above.
___________________________________________________________________________
11 | 2026 Proxy Statement

Director Nomination and Recommendation Procedures
The Governance Committee has adopted Procedures and Criteria for Nomination to assist it in reviewing and evaluating director nominees. These procedures identify qualifications that should be considered when comparing and evaluating director nominees from any source. The general criteria include background and experience, and an appropriate mix of professional experience or training in accounting, finance, technology, management, marketing, securities, law, and insurance. The specific criteria to be reviewed by the Governance Committee include, but are not limited to, the following: integrity; collegiality; experience at a senior level in a particular industry; commitment; financial literacy; an understanding of board governance; no conflict of interest with the Company; and the ability to satisfy the independence requirements of the NYSE and the SEC.
The Governance Committee may also seek to have the Board represent a diversity of backgrounds and experience. Although the Governance Committee does not have a written diversity policy, it considers diversity of knowledge, skills and professional experience as factors in evaluating candidates for the Board. The Governance Committee assesses its achievement of diversity through its review of Board composition as part of the annual Board self-evaluation process. The Governance Committee is responsible for assessing the appropriate balance of the various criteria required of Board members.
The Governance Committee may, if it determines to do so, utilize a search firm to assist in its review of any potential director candidates.
The Company’s Bylaws establish procedures for the submission of director nominees by stockholders. Stockholders wishing to submit a director nominee should carefully review the Bylaws.
The Governance Committee will also consider candidates recommended by stockholders. In considering candidates submitted by stockholders, the Governance Committee will account for the needs of the Board and the qualifications of the candidate. Any director recommendations by stockholders should be mailed to the Secretary, Employers Holdings, Inc. at 748 S. Meadows Parkway, Suite A9, #249, Reno, Nevada 89521.
Majority Vote Policy in Uncontested Director Elections
The Company's majority voting policy provides that a director nominee must receive a majority of votes cast, as contemplated by the Bylaws, in order to be elected to the Board, except that if as of a date that is 14 days in advance of the date that the Company files its definitive proxy statement with the SEC (regardless of whether or not thereafter revised or supplemented) the number of nominees exceeds the number of directors to be elected (a contested election), then the directors will be elected by the vote of a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director fails to receive a majority of the votes cast for election in an uncontested election (where the number of nominees does not exceed the number of directors to be elected), then the Company's majority voting policy requires that such director must, promptly following certification of the stockholder vote, offer his or her resignation to the Board for consideration in accordance with the following procedures. All of these procedures must be completed within 90 days following certification of the stockholder vote.
The Board, through its Qualified Independent Directors (as defined below), will evaluate the best interests of the Company and its stockholders and decide the action to be taken with respect to such offered resignation, which may include, without limitation: (1) accepting the resignation; (2) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (3) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the failure to receive a majority of the votes cast; (4) rejecting the resignation but resolving that the director will not be re-nominated in the future for election as a director; or (5) rejecting the resignation.
In reaching their decision, the Qualified Independent Directors will consider all factors that they deem relevant, including but not limited to: (1) any stated reasons why stockholders did not vote for such
| 2026 Proxy Statement 12

director; (2) the extent to which the votes "against" exceed the votes "for" the election of the director and whether the votes "against" represent a majority of the Company's outstanding shares of common stock; (3) any alternatives for curing the underlying cause of the "against" votes; (4) the director's tenure; (5) the director's qualifications; (6) the director's past and expected future contributions to the Company; (7) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE Listed Company Manual (the "Listing Standards"); and (8) whether such director's continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.
Following the decision of the Qualified Independent Directors, the Company will publicly disclose the decision as to whether to accept the resignation offer and the process by which the decision was reached, including, if applicable, the reason(s) for rejecting the offered resignation.
A director who is required to offer his or her resignation in accordance with this policy is not permitted to be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with the Company's majority voting policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.
For purposes of the Company's majority voting policy, "Qualified Independent Directors" means all directors who are (1) independent directors (as defined in accordance with the Listing Standards) and (2) not required to offer their resignations in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations, then the Qualified Independent Directors means all of the independent directors, with each independent director who is required to offer his or her resignation in accordance with this policy obligated to recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.
All nominees for election as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by the Company's majority voting policy and, if applicable, must offer to resign and, if requested to do so, must resign, in each case in accordance with this policy. The Company may require each person to submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election.
Compensation Committee Interlocks and Insider Participation
The Human Capital Management and Compensation Committee (the "Compensation Committee") during all or part of 2025 consisted of Ms. Higgins, Chair, and members Michael McSally (who retired in March 2025), and Messrs. McColgan, Perez-Tenessa, and Sorenson. None of these directors were at any time during 2025, or before, an officer or employee of the Company or any of its subsidiaries required to be disclosed under Item 404 of Regulation S-K of the Exchange Act. None of the executive officers of the Company or its subsidiaries served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officer served on the Company's, or its subsidiaries', boards of directors or their compensation committees.
13 | 2026 Proxy Statement

Board Matters and Corporate Governance
Corporate Governance Guidelines
The Board has adopted the Corporate Governance Guidelines of Employers Holdings, Inc. (the "Guidelines"), which are available on our website at www.employers.com, and the Company will furnish a print copy to any stockholder who requests it. The Guidelines were adopted to assist the Board in fulfilling its responsibilities and are in compliance with Section 303A of the Listing Standards.
Director Independence
In accordance with the rules of the NYSE, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the Guidelines, which include all elements of independence set forth in Section 303A of the Listing Standards. Specifically, the Board has agreed that it shall consist of a majority of directors who qualify as independent directors under the Listing Standards.
The Guidelines provide that the Governance Committee reviews annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Following such annual review, only those directors whom the Governance Committee affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) will be considered independent directors, subject to additional qualifications prescribed under the Listing Standards or applicable law. In the event that a director becomes aware of any change of circumstances that may result in such director no longer being considered independent under the Listing Standards or applicable law, the director shall promptly inform the Chair of the Governance Committee.
Based on its review, the Governance Committee and the Board have determined that all non-employee directors are independent.
Board Leadership Structure
The Board believes that there is no single best organizational model that is the most effective in all circumstances and that the stockholders' interests are best served by allowing the Board to retain the flexibility to determine the optimal organizational structure for the Company at a given time, including whether the role of Chair of the Board should be held by an independent director or a senior executive who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, so they are in the best position to evaluate the needs of the Company and how to best organize the capabilities of the directors and management to meet those needs.
The Board has determined that having Ms. Mockard, an independent director, serve as Chair of the Board is in the best interest of the Company's stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures, and it is useful in establishing a system of corporate checks and balances. In addition, as managing the Board can be a time-intensive responsibility, this structure permits Ms. Antonello, our President and Chief Executive Officer ("CEO"), to focus on the management of the Company's day-to-day operations.
Lead Independent Director Policy
The Guidelines provide that if the Chair of the Board is not an independent director, the Company's independent directors will designate one of the independent directors on the Board to serve as a lead independent director (the "Lead Independent Director"). If the Chair of the Board is an independent director, then he or she satisfies the Guideline's requirements for a Lead Independent Director. As described under "Board Leadership Structure" above, the Board is currently led by an independent Chair of the Board, Ms. Mockard.
| 2026 Proxy Statement 14

Board Committees
The Company has the following standing committees: Audit, Finance and Investment Committee (the "AFI Committee"), Governance Committee, Compensation Committee, Executive Committee, and Risk Management, Technology and Innovation Committee (the "Risk Committee"). The following table summarizes the current membership of the Board's standing committees and the number of meetings held in 2025.

Committees
	Audit, Finance and Investment	Board Governance and Nominating	Human Capital Management and Compensation	Risk Management, Technology and Innovation	Executive
Ms. Antonello				Member	Member
Dr. de Figueiredo		Chair		Member	Member
Ms. Higgins		Member	Chair		Member
Mr. McColgan	Chair		Member		Member
Ms. Mockard	Member				Chair
Mr. Perez-Tenessa			Member	Chair	Member
Mr. Pestcoe	Member	Member
Mr. Sorenson			Member	Member
Meetings in 2025	5	4	9	5	0

Audit, Finance and Investment Committee
The AFI Committee assists the Board in monitoring the integrity of our financial statements, the effectiveness of our system of internal controls, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements. The AFI Committee has direct responsibility for the appointment, compensation, retention, termination, and oversight of our independent auditors, and our independent auditors report directly to the AFI Committee.
Additionally, the AFI Committee oversees the Company's investments, including its investment policies, asset manager advisor selection, and investment performance, and the Company's financial arrangements and capital structure, including its debt and equity financing, credit transactions, capital transactions and lease and service transactions, capital expenditures, cash management, dividends, and share repurchases.
The AFI Committee prepared the Audit, Finance and Investment Committee Report included in this proxy statement on page 60.
The AFI Committee satisfies the independence and other requirements of the NYSE and the SEC. Each member of the AFI Committee is financially literate. In addition, the Board has determined that each member of the AFI Committee is an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended.
Board Governance and Nominating Committee
The purpose of the Governance Committee is to identify and select individuals qualified to serve as members of the Board and its committees, to determine the composition of the Board and its committees, to recommend to the Board a slate of director nominees for each annual meeting of stockholders, to develop and recommend to the Board sound corporate governance policies and procedures, to review succession plans of the Company's Chair and CEO, and to oversee the evaluation of the Board and its committees. The Governance Committee also provides oversight of the Company’s environmental, social, and governance ("ESG") programs, including receiving periodic updates from the Company's
15 | 2026 Proxy Statement

management responsible for such programs, and oversees the Company's charitable giving programs. Additionally, the Governance Committee handles some responsibilities formerly handled by the AFI Committee, including reviewing past or proposed transactions between the Company and any related person, the Company's policies relating to the ethical handling of conflicts of interest, and the Company's compliance with its Code of Business Conduct and Ethics, which is available on our website at www.employers.com; the Company will furnish a print copy to any stockholder who requests it.
Our Governance Committee satisfies the independence and other requirements of the NYSE and the SEC.
Human Capital Management and Compensation Committee
The Compensation Committee directs and oversees the Company's policies and strategies relating to culture and human capital management, including diversity, equity and inclusion, and is directly responsible for the Company's compensation plans, policies, programs, and practices applicable to the CEO and other executive officers, as well as the Company's incentive-compensation and equity-based plans. Specifically, the Compensation Committee determines the details of the compensation package for the CEO and other executive officers, with advice and recommendations from the CEO with respect to the compensation packages of the other executive officers; establishes the total compensation philosophy and strategy for the Company and its Board; administers our equity and incentive plan, incentive and discretionary bonuses; oversees the administration of the 401(k) plan and other benefit plans; and approves the salaries and bonuses for executive officers.
The Compensation Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of any independent compensation consultant engaged for the purpose of assisting the Compensation Committee in fulfilling its duties, and for determining that any such compensation consultant satisfies the "independence" requirements in place during the time of its service to the Compensation Committee. The Compensation Committee may delegate to one or more of its members or to one or more executive officers or other agents those administrative duties it may deem advisable (including the authority to grant awards under the equity and incentive plan to non-officers), and it or its delegate may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the plan. The Compensation Committee also determines, adopts, and oversees the mandatory guidelines that require non-employee directors, named executive officers, and other members of senior management to attain and retain specific levels of ownership in Company stock, and administers our Compensation Recovery "Clawback" Policy, under which the Company will recoup erroneously awarded incentive-based compensation from any named executive officer (and certain other officers, as described below), subject to limited exceptions.
The Compensation Committee prepared the Human Capital Management and Compensation Committee Report included in this proxy statement on page 39.
Our Compensation Committee satisfies the independence and other requirements of the NYSE and the SEC.
Executive Committee
The Executive Committee functions on behalf of the Board during intervals between meetings of the Board, as necessary. The Executive Committee may exercise all the powers of the Board in managing the business and affairs of the Company, except (i) as limited by the Company's Articles of Incorporation and Bylaws, and (ii) with respect to matters that are specifically reserved for another committee of the Board.
Risk Management, Technology and Innovation Committee
The Risk Committee oversees the Company's programs involving various aspects of risk management, including cybersecurity, corporate insurance program renewal and reinsurance program, technology, and innovation. Specifically, the Risk Committee approves and provides oversight of the Company's enterprise-wide risk management framework and structure, including the Company's approach to risk
| 2026 Proxy Statement 16

management and the practices, guidelines, policies, processes, and governance structures necessary to execute the risk management program. The Risk Committee also approves, and monitors adherence to, the Company's risk appetite and risk tolerances, and provides input and direction on the most significant risks facing the Company. The Risk Committee also oversees the Company's policies and procedures relating to oversight and evaluation of information security and data privacy risks, the Company's cybersecurity strategy, and applicable regulatory reporting and disclosure obligations related to cybersecurity. Additionally, the Risk Committee periodically reviews the Company's strategic plans for technology and innovation, including technology initiatives and how they positively impact revenues, expenses, risk, and the customer experience.
Committee Charters and Evaluations
Each committee has a written charter. Each committee charter is available on our website at www.employers.com. The Company will provide a print copy of any committee charter to any stockholder who requests it.
At least annually, or in the case of the Executive Committee in the years in which it meets, each committee reviews and evaluates its and each member's performance, including its compliance with its charter.
Committee Membership Rotation
The Board approved a process whereby the committee assignments and the chairs of various committees would rotate on a periodic basis. This process is intended to provide the directors with additional exposure to the responsibilities of the various committees and increase the depth of their experience. This process generally includes the requirement that an incoming chair of a committee either be on the committee for at least one year before assuming the duties of the chair or have prior experience on that committee. The changes to the committee and chair assignments generally occur each year following the annual meeting.
Board's Role in Risk Oversight
One of the Board's important functions is oversight of risk management. Risk is inherent in the business of the Company and may include risk from external sources such as competitors, the economy and credit markets, regulatory and legislative developments, and other external forces. The Board's oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees. While management is responsible for identifying risk and risk controls related to significant business activities, mapping the risks to the Company's strategy, and developing programs and recommendations to determine the sufficiency of risk identification and mitigation, the Board is responsible for promoting an appropriate culture of risk management and setting the tone at the top. The Board also provides oversight so that the Company has the necessary resources to proactively manage risk, including a periodic review of the development, experience, skills, and leadership of the Company's senior management and the employees who report to them. The Board committees provide oversight under the direction of their respective chairs.
The Risk Committee oversees, among other things, the Enterprise Risk Management ("ERM") program and the Information Security program. This structure ensures that the Company's most critical risks are effectively monitored and communicated to the Board. The Risk Committee focuses on the Company's ERM program, including its framework, risk register, and risk appetite. The Risk Committee also focuses on IT and cybersecurity risks and strategies, including the Company's use of AI, along with the Company's Chief Information Security Officer, in order to understand these risks and the Company's mitigation strategies. The Risk Committee also oversees the Company's innovation strategies and risks, together with the Company's insurance and reinsurance protections.
While the Board and the Risk Committee have ultimate oversight responsibility for the risk management program, other committees of the Board also have specific responsibilities for risk management:
17 | 2026 Proxy Statement

•The AFI Committee meets periodically with the Chief Financial Officer ("CFO"), the Internal Auditor, and Ernst & Young LLP with regard to the Company's risk management processes, controls, and capabilities. In addition, the AFI Committee reviews, at least annually, the Company's legal and regulatory risks and the Company's compliance programs, and addresses complaints received by the Company regarding accounting, internal accounting control or auditing matters. Also, as noted above, the AFI Committee undertakes various risk management-related responsibilities, such as monitoring the Company's financial structure and reviewing the Company's policies and procedures for exposure to capital markets.
•The Governance Committee oversees the executive and Board Chair succession plans, supervises the Company's compliance with the requirements of the NYSE and the SEC, and reviews the Company's governing documents, committee charters and other policies at least annually. The Governance Committee is responsible for identifying and selecting individuals qualified to serve as members of the Board, recommending the committee structure to the Board, developing and recommending the Guidelines to the Board, and overseeing the evaluation of the Board and its committees. The Governance Committee also provides oversight of the Company's ESG programs, which includes receiving periodic updates from the Company's management responsible for such programs.
•The Compensation Committee oversees the Company's culture and human capital management, including diversity, equity and inclusion, and the Company's compensation plans, policies, programs, and practices applicable primarily to the Company's executive officers. The Compensation Committee establishes the overall benefit and compensation philosophy and administers our equity and incentive plan, incentive and discretionary bonuses, 401(k) plan and other benefit plans. The Compensation Committee is responsible for mitigating risk through responsible corporate governance and annually evaluates whether the Company's incentive compensation programs create material risks to the Company.
The majority of the Company's directors sit on more than one standing committee, which helps ensure that the risk responsibilities of the various committees are well coordinated. Each committee chair makes a report on committee activities to the Board at least quarterly, which enables all Board members to continually review and evaluate risks that could affect the Company.
Certain Relationships and Related Transactions
The Board has adopted the Related Person Transactions Policy and Procedures, which is available on our website at www.employers.com. Among other things, this policy provides that any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, must be reported to the Company no less frequently than annually. The Governance Committee reviews these related person transactions at least annually and considers all of the relevant facts and circumstances available to the Governance Committee, including but not limited to: the benefits to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Governance Committee may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and of its stockholders, as the Governance Committee determines in good faith.
No director, executive officer, or other significant officer has loans or other debt with the Company or its subsidiaries.
As of December 31, 2025, BlackRock Inc. ("BlackRock") managed a portfolio of equity securities with a fair value of $21.0 million, and private equity limited partnerships with a fair value of $56.1 million, on behalf of the Company. Effective November 15, 2025, the Company transferred the management of its
| 2026 Proxy Statement 18

portfolio of bank loan fixed maturity securities to another asset manager. Prior to November 15, 2025, BlackRock managed a portfolio of bank loan fixed maturity securities with a fair value of $143.0 million on behalf of the Company. Pursuant to an Investment Management Agreement between the Company and BlackRock (the "IMA"), which governs management of the bank loans, the Company incurred investment management fees of $0.5 million during 2025, of which less than $0.1 million remained payable to BlackRock at December 31, 2025. Returns related to the Company's investments in open-end equity securities and private equity limited partnerships are net of management fees.
The AFI Committee reviews BlackRock's relationship with the Company and any amendments to its IMAs with BlackRock and other asset managers.
Compensation Committee Use of Compensation Consultant
The Compensation Committee retained the services of Compensation Advisory Partners LLC ("CAP") to provide advice, guidance and recommendations with respect to 2025 executive and director compensation. The Company did not retain CAP to provide any services other than those related to executive and director compensation. Management did not retain a separate compensation consultant for the purposes of determining compensation for any of the named executive officers in 2025.
In January 2026, the Compensation Committee assessed the independence of CAP and confirmed that the Compensation Committee's engagement of CAP and the work performed by CAP for the Compensation Committee have not raised any conflicts of interest. The Compensation Committee's conclusions were based on the factors set forth by the SEC and in the Listing Standards and any other factors deemed relevant by the Compensation Committee for this purpose.
Director Compensation
For purposes of determining 2025 director compensation, the Compensation Committee, with the advice, guidance and recommendations of CAP, discussed, analyzed, and reviewed the existing director compensation program during several Compensation Committee meetings to evaluate whether the directors' compensation: (1) remained reasonable and competitive, both generally and specifically when analyzed against the director compensation for the same peer companies used to analyze named executive officer compensation; (2) was consistent with best corporate practices; (3) met the goals and objectives of the Company; and (4) aligned directors' interests with those of our stockholders. Finding that the 2024 director compensation program was no longer competitive, CAP recommended an increase to the director compensation program for 2025. The Compensation Committee, after considering CAP's recommendation, made adjustments to the value of the directors' equity grant and adjusted the value and structure of the directors' cash compensation for the 2025-2026 director term, as described below.
In 2025, the components of non-employee director compensation remained an annual cash retainer and an award of restricted stock units ("RSUs"). The Chair of the Board and the chair of each of the Board's committees are paid additional cash fees for their service. Each non-employee committee member is paid an annual cash fee for committee membership and an additional committee meeting fee if the committee member attends more than eight committee meetings in any calendar year. No additional payments are made for attendance at Board meetings. Annual cash retainers, Board, committee chair and committee membership fees, and committee meeting attendance fees (if any) are paid in quarterly installments, in arrears at the end of each quarter.
19 | 2026 Proxy Statement

Non-employee director compensation in 2025 consisted of:

	Board of Directors(1)	AFI Committee	Compensation Committee	Other Committees
Board Member - annual cash retainer	$80,000	$—	$—	$—
Board Member - annual RSU award(2)	95,000	—	—	—
Chair of the Board	85,000	—	—	—
Committee Chair	—	20,000	15,000	10,000
Committee membership - annual fee		14,000	12,000	9,000
Committee meeting attendance - per meeting, over eight per year	—	1,750	1,500	1,500
(1)As noted above, the 2025 director compensation program was adjusted as compared to 2024 to increase the Board member annual cash retainer ($65,000 in 2024), the Board member annual RSU award ($85,000 in 2024) and the Chair of the Board retainer ($75,000 in 2024).
(2)See table below for additional details regarding RSUs.
2025 Director Compensation
The table below sets forth a summary of the compensation paid to our non-employee directors in 2025. Ms. Antonello, our President and CEO and a director in 2025, did not receive any additional compensation for serving as a director. See the "2025 Summary Compensation Table" below on page 40 for the 2025 compensation received by Ms. Antonello.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
João “John” M. de Figueiredo	100,500	94,999	—	—	—	2,217	197,716
Barbara A. Higgins	110,000	94,999	—	—	—	3,892	208,891
James R. Kroner(3)	16,333	—	—	—	—	1,100	17,433
Michael J. McColgan	120,000	94,999	—	—	—	2,072	217,071
Michael J. McSally(3)	12,833	—	—	—	—	9,600	22,433
Jeanne L. Mockard	166,500	94,999	—	—	—	2,695	264,194
Alejandro "Alex" Perez-Tenessa	103,333	94,999	—	—	—	26	198,358
Marvin Pestcoe(4)	80,833	116,233	—	—	—	2,311	199,377
Steven P. Sorenson	95,000	94,999	—	—	—	3,053	193,052
(1)The amounts in the "Stock Awards" column relate to the RSUs granted in 2025 under our equity and incentive plan. Such grants of RSUs were made following the 2025 Annual Meeting of Stockholders to all non-employee directors serving as of that date and are scheduled to vest on May 22, 2026, subject to the director's continued service. Mr. Pestcoe's grant of RSUs following his appointment to the Board effective March 3, 2025 was pro-rated to reflect his period of service between his appointment and the 2025 Annual Meeting of Stockholders. The fair market value of each share of common stock subject to the RSUs on May 22, 2025, the date of grant, was $48.37. As of December 31, 2025, each then-serving non-employee director had 1,964 unvested RSUs, with the exception of Mr. Pestcoe who had 2,403 unvested RSUs. Additional stock ownership information is set forth in the beneficial ownership table on page 57.
The amounts shown do not reflect compensation actually received by the non-employee director but rather represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"), based on the stock price on the date of grant and excluding any assumption for future forfeitures. All other assumptions used to calculate the amounts shown are set forth in Note 14 to the 2025 Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, as filed on February 26, 2026 (the "2025 10-K").
Dividend equivalents will be credited to those non-employee directors who elect to defer settlement of their RSUs generally until six months after termination of Board service, and will be converted into additional RSUs.
(2)All Other Compensation includes the aggregate incremental costs associated with the non-employee directors' Board activities and retirement gifts for Messrs. Kroner and McSally.
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(3)Mr. Kroner and Mr. McSally retired from the Board effective March 3, 2025, and received pro-rated cash fees based on their service during the year. Mr. Kroner and Mr. McSally had no outstanding equity awards with respect to the Company on December 31, 2025.
(4)Mr. Pestcoe was appointed to the Board effective March 3, 2025 and received pro-rated cash fees based on his service during the year.
Director Stock Ownership
The Board believes its non-employee directors should accumulate and retain a level of ownership of our common stock to further align the interests of the non-employee directors and the stockholders. Accordingly, the Compensation Committee has adopted mandatory guidelines that require the non-employee directors to attain and retain specific levels of ownership in Company stock. These guidelines reinforce the importance of aligning the interests of our non-employee directors with the interests of our stockholders and are intended to motivate such directors to reach and maintain appropriate levels of stock ownership. Under these guidelines, non-employee directors are required to own a minimum number of shares of Company stock equal to three times the annual cash retainer for Board service (excluding committee retainers). The non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first three years after becoming a non-employee director. The Company's non-employee directors received at least 35% of their 2025 annual board and committee compensation in the form of RSUs, with the exception of Messrs. Kroner and McSally, who retired from the Board effective March 3, 2025 and did not receive an RSU grant in 2025. As of the record date, each of our non-employee directors who have been on the Board for at least three years holds the requisite number of shares.
Board Meetings and Annual Meeting Attendance
During the year ended December 31, 2025, there were seven meetings of the Board. Each director then serving attended at least 75% of the aggregate of the meetings of the Board and the committees of the Board on which such director served during 2025.
Directors are expected to attend the Company's annual meeting of stockholders. Each of the continuing directors attended the 2025 Annual Meeting of Stockholders.
Communications with the Board of Directors
Any interested party desiring to communicate with the Chair of the Board or any other director regarding the Company may contact such director by sending correspondence to: Employers Holdings, Inc., c/o Chief Legal Officer, P.O. Box 539003, Henderson, Nevada 89053-9003. Communications may also be sent electronically to: ChiefLegalOfficer@employers.com. Communications may be submitted anonymously, and a sender may indicate whether he or she is a stockholder, customer, supplier, or other interested party.
All communications received as described above shall be opened by the Chief Legal Officer for the purpose of determining whether the contents represent a message to our directors and, depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-employee directors, an individual director or a committee of directors, as appropriate. The Chief Legal Officer distributes the communication to each director who is a member of the Board, or of the group or committee, to which the communication is directed.
21 | 2026 Proxy Statement

Proposal 2 - Advisory Vote to Approve Executive Compensation
As required by Section 14A of the Exchange Act and pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers during 2025 (the "NEOs"), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis beginning on page 23 and the executive compensation tables and narrative discussion beginning on page 40 contained in this proxy statement. Accordingly, the following resolution will be submitted to a stockholder vote at the annual meeting:
"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, executive compensation tables and narrative discussion, is hereby APPROVED."
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy and objectives. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.
This vote is only advisory, will not be binding upon the Company or the Board, and will not create or imply any change in the fiduciary duties of, or impose any additional fiduciary duties on, the Company or the Board. Because the Board values constructive dialogue on executive compensation and other important governance topics with our stockholders, it encourages all stockholders to vote their shares on this matter. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
In accordance with the advisory vote cast by stockholders at the 2023 Annual Meeting of Stockholders, the Board determined that we will hold this advisory vote to approve the compensation paid to the NEOs every year until the next required frequency vote is held. Accordingly, it is expected that the next say-on-pay vote following the annual meeting will occur at the 2027 Annual Meeting of Stockholders.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation paid to the Company's named executive officers.
____________________________________________________________________________
| 2026 Proxy Statement 22

Compensation Discussion and Analysis
Our Compensation Committee believes that the most effective executive compensation program is one that rewards the achievement of specific financial and other performance goals, aligns NEOs' interests with those of our stockholders, and motivates our NEOs to increase stockholder value without encouraging excessive risk-taking.
Our executive compensation program is designed to be tied to the Company's financial performance, support our commitment to good compensation governance, and provide competitive compensation opportunities to attract, retain, and motivate our NEOs.
Summary
2025 Performance Highlights
(all comparisons against full-year 2024, unless stated otherwise)
•We maintained profitability in a challenging year.
◦We generated $750.1 million of net written premium;
◦Our renewal premium increased 3%, while decisive actions to improve underwriting profitability resulted in a 15% decrease in new business premium;
◦In the third quarter, we strengthened prior year reserves by $38.2 million and increased our current accident loss ratio to 72.0% to address California cumulative trauma frequency trends;
▪Our fourth quarter full actuarial review and an independent assessment performed by a market-leading actuarial firm confirmed no reserve strengthening or any adjustment to our current accident year loss and LAE was necessary. We believe these two assessments validate the decisive actions we took in the third quarter;
◦Our Adjusted GAAP Calendar Year Combined Ratio(1) (defined below) was 112.0%;
◦Our net income was $10.8 million ($0.46 per diluted share), down from $118.6 million ($4.71 per diluted share); and
◦Our adjusted net income(1) was $21.8 million ($0.93 per diluted share), down from $94.0 million ($3.73 per diluted share).
•We created opportunities for profitable growth.
◦With our internal teams effectively using AI, we developed a new excess workers' compensation product that will allow us to leverage our deep understanding of workers' compensation and deliver a product that provides us with exposure diversification and customer expansion; and
◦We continued our appetite expansion efforts, with the rollout of two new customer segments that are expected to produce profitable new business.
•We gained economies of scale.
◦We ended the year with higher policies in-force of 133,605 compared to 130,767; and
◦Our consolidated GAAP Underwriting Expense Ratio was 21.7%, which was our lowest since 2018.
•We effectively managed our investments and capital.
◦Our investment portfolio generated net investment income of $116.7 million, higher than any year since our IPO in 2007;
◦We rebalanced our investment portfolio by reducing our equity investment allocation and replacing low-yielding fixed income investments with higher yielding investments. This investment rebalancing reduced our equity investments to target levels, increased our overall book yield by 40 basis points, achieved a present value gain and reduced our required capital;
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◦Announced a $125.0 million recapitalization plan that was completed in January 2026 at an average repurchase price representing an 18% discount to our Book value per share including the Deferred Gain;
◦We returned $215.4 million to stockholders through a combination of share repurchases and regular quarterly dividends;
◦In January 2026, AM Best reaffirmed the "A" financial strength rating of our insurance subsidiaries;
◦Our Book value per share including the Deferred Gain(1), was $51.31 at December 31, 2025, up 11.0% after taking into account $1.26 of dividends declared; and
◦Our ABVPS(1) was $50.95 at December 31, 2025, up 3.0% after taking into account $1.26 of dividends declared, higher than any year since our IPO in 2007.

(1)     Refer to Non-GAAP Financial Measures on page 62 for more information.
| 2026 Proxy Statement 24

2025 Executive Compensation Outcomes
The Compensation Committee considered, among other things, the 2025 Company performance described above, the continued successful execution of our plan to develop and implement new technologies and capabilities, and the individual performance of each NEO, in making the following compensation decisions:
•We provided increases in 2025 base salary for continuing NEOs (other than Mr. Pedraja, who joined the Company in 2025) based on factors such as the individual's performance, scope of responsibility, competitive market levels, market trends, and the 2025 discontinuation of the executive automobile allowances; and
•Our financial performance in 2025 resulted in an Adjusted GAAP Calendar Year Combined Ratio of 112.0%. Based on Company performance and individual performance, the Compensation Committee approved annual cash bonuses to our NEOs between 25% and 27% of their respective bonus targets.
Highlights of Our Executive Compensation Program
We believe our program:
•Provides total target direct compensation opportunities that are within the competitive range for executives with similar roles in our compensation peer group;
•Aligns pay and performance by linking incentive compensation with our combined ratio and ABVPS, which are viewed as key operational metrics and financial drivers of our stock price;
•Emphasizes long-term equity compensation tied to the change in ABVPS and our stock price; and
•Discourages excessive or undue risk-taking.
What our Program Does:
•Emphasizes Performance-Based Compensation:
◦Long Term: We continued to align a significant portion of our compensation with long-term performance by weighting performance stock units ("PSUs") at 65% of the total long-term equity compensation, which represented approximately 52% of Ms. Antonello's 2025 target direct compensation.
◦Short Term: Our short-term incentive ("STI") program is entirely performance-based, with payouts determined based on a pre-established financial goal and the Compensation Committee's assessment of performance against a corporate scorecard and individual performance.
•Has a Diversified Mix of Performance Metrics: We currently use Change in ABVPS for the PSU metric, and we use Adjusted GAAP Calendar Year Combined Ratio as our primary STI program metric.
•Mitigates Risk, Exhibits Good Corporate Governance, and Addresses Human Capital Matters:
◦Possesses Robust Clawback Policies: In addition to our Dodd-Frank clawback policy, we have a robust policy to recapture (or "clawback") cash and equity incentive compensation paid to our NEOs and our broader executive team in the event of a restatement or misconduct.
◦Limits the Amount of Awards Provided: Our equity and incentive plan has a maximum limit on the amount of awards provided to our NEOs.
◦Uses Regular Annual Equity Grants: We have a policy of awarding annual equity grants to our NEOs during a regularly scheduled Compensation Committee meeting, typically in February or March of each year.
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◦Imposes Long-Term Vesting and Performance Requirements: Our long-term incentive ("LTI") program includes both PSUs and RSUs. Our 2025 RSUs were granted with service-based annual vesting over a four-year period, and our 2025 PSU awards span a three-year performance period.
◦Subjects NEOs to Stock Ownership Guidelines: We require our NEOs to attain and maintain meaningful and competitive levels of Company stock ownership.
◦Addresses Human Capital Management: Our strategy is to attract and retain responsible, talented, and experienced individuals through various initiatives that help promote inclusion, diversity, and fair pay.
What our Program Does Not Do:
•Change in Control Gross-Ups: We have no tax gross-up provisions related to change in control benefits or payments.
•Hedging or Pledging: We restrict our NEOs from hedging or pledging Company equity securities, including securities granted under the Company's equity and incentive plan.
•Excessive Perquisites or Benefits: We provide only limited perquisites and benefits, and we do not provide items such as SERPs or defined benefit pension plans.
Say on Pay
Our Compensation Committee and Board value the opinions of our stockholders. In each of the last five years, more than 95% of the votes cast on the stockholder advisory vote proposal on our executive compensation program were in favor of our program. The Compensation Committee views these results as continuing endorsements of our program and did not make any changes to the 2025 compensation program in response to the 2025 say on pay vote. The Compensation Committee intends to continue to apply its current principles and philosophy in establishing policies and making decisions regarding our executive compensation program.
Details of Our 2025 Compensation Program
The subsequent sections provide a discussion and analysis of the material elements of our current program.
Our Named Executive Officers
For 2025, our NEOs were:
•Katherine H. Antonello, President and Chief Executive Officer
•Michael A. Pedraja, Executive Vice President, Chief Financial Officer
•Lori A. Brown, Former Executive Vice President, Chief Legal Officer
•John M. Mutschink, Executive Vice President, Chief Administrative Officer
•Ann Marie Smith, Senior Vice President, Chief Actuarial and Underwriting Officer
•Michael S. Paquette, Former Executive Vice President, Chief Financial Officer
| 2026 Proxy Statement 26

Executive Transitions
As previously disclosed, Mr. Paquette stepped down as Chief Financial Officer on March 19, 2025 and retired from the Company effective March 31, 2025. Mr. Paquette's successor, Mr. Pedraja, was appointed as Executive Vice President, Finance and Chief Financial Officer (Designate) on February 3, 2025, and became Executive Vice President, Chief Financial Officer on March 19, 2025. Mr. Paquette did not receive any retirement or other separation benefits in connection with his departure.
On June 11, 2025, Ms. Brown informed us of her intention to retire on January 9, 2026 and her employment terminated on that date.
How Executive Compensation Is Determined
The Compensation Committee oversees our executive compensation program. The Compensation Committee Charter authorizes the Compensation Committee to retain independent counsel and compensation consultants at the Company's expense. During 2025, the Compensation Committee sought advice and recommendations from CAP, its independent compensation consultant, regarding the compensation of our NEOs, as well as recommendations from our CEO concerning the compensation of NEOs other than herself, as discussed below.
Independent Compensation Consultant
For 2025, the Compensation Committee engaged CAP to identify competitive compensation practices for our executive and director compensation programs, and to advise the Compensation Committee regarding the design of the Company's 2025 incentive compensation components, the competitive ranges for each element of our NEOs' compensation, and compensation trends and standards for best practices. The Compensation Committee also worked with CAP in determining the target compensation levels for our CEO and the other NEOs. CAP did not perform any unrelated services on behalf of management and management did not retain a separate compensation consultant in 2025.
Competitive Market Analysis
CAP conducted a competitive market analysis consisting of companies within our peer group and survey data to help inform the Compensation Committee's 2025 compensation decisions.
Our peer companies were selected based on a review of organizations that have similar industry focus (insurance companies in the property and casualty segment, including companies with a workers' compensation line of business, as well as insurance companies in the life and health segments), financial size (revenue and net written premium), business or operating features and business mix (insurance companies with which we compete for business and/or executive talent), market capitalization, returns (return on equity and total shareholder return), and financial performance (combined ratio and net income). As a result of its review, CAP recommended removing National Western Life Group, Inc., as it was acquired in 2024. CAP also recommended removing Hallmark Financial Services, Inc., as it voluntarily delisted from the Nasdaq Global Market in 2024. CAP recommended the revised peer group to the Compensation Committee, for the purpose of reviewing the competitive market for the positions of each of the NEOs, with respect to 2025 compensation decisions, with the exception of the Chief Actuarial and Underwriting Officer whose compensation is compared to survey data, as described below. For purposes of evaluating 2025 compensation decisions, the
27 | 2026 Proxy Statement

Compensation Committee approved the peer group below as recommended by CAP:

Peer Group
● AMERISAFE, Inc.	● Donegal Group Inc.	● Global Indemnity Group, LLC
● HCI Group, Inc.	● Horace Mann Educators Corp	● Kinsale Capital Group, Inc.
● Lemonade, Inc.	● NI Holdings, Inc.	● Palomar Holdings, Inc.
● ProAssurance Corporation	● RLI Corp	● Safety Insurance Group, Inc.
● Selective Insurance Group, Inc.	● SiriusPoint, Ltd.	● Tiptree, Inc.
● United Fire Group, Inc.
The Compensation Committee reviewed proprietary survey data, in addition to the peer group data, to assess the competitive market for each of the other NEO positions. Survey data included the 2024 Willis Towers Watson APCIA Insurance Compensation Survey (the "APCIA Survey"), the 2024 McLagan NAMIC P&C/General Insurance Survey (the "NAMIC Survey"), the 2024 CompAnalyst Compensation database (the "CompAnalyst Survey"), and the 2024 PayFactors Compensation database (the "PayFactors Survey"). The APCIA Survey and the NAMIC Survey data was limited to property and casualty insurance companies with direct written premium above $750 million. The CompAnalyst Survey and the PayFactors Survey data was limited to insurance companies with between $500 million and $1 billion in revenue.
NEO Compensation Decisions
As in previous years, the Compensation Committee, in setting Ms. Antonello's compensation, considered her performance, the Company's performance, competitive market data, and retention considerations. The Compensation Committee also independently collected input on Ms. Antonello's performance from the Board as part of a formal evaluation process and used this evaluation in combination with the other information noted above. The Compensation Committee did not assign a specific weight to any of these factors, but used its judgment in making a final decision. The Compensation Committee deliberated on Ms. Antonello's compensation in executive session outside of the presence of management.
The Compensation Committee solicited the input and recommendations of Ms. Antonello in determining compensation for the other NEOs. Ms. Antonello's input included her opinions regarding the performance of the other NEOs and recommendations regarding the levels of base salary, STI, and LTI grants for each of the other NEOs. Ms. Antonello also provided recommendations regarding the design of the STI and LTI compensation components, including the specific targets for each applicable performance metric. The Compensation Committee considered the recommendations of Ms. Antonello in conjunction with Company performance, the NEOs' performance, competitive market data, retention considerations, and advice and recommendations from CAP in determining the components, as well as the aggregate values, of the other NEOs' compensation.
Elements of Our 2025 Executive Compensation Program
The below sections discuss each of the following components of our 2025 executive compensation program as approved by the Compensation Committee:
•Base salary;
•Short-term incentives (annual cash bonuses); and
•Long-term incentives (PSUs and RSUs).
| 2026 Proxy Statement 28

The chart below shows Ms. Antonello's total target direct compensation mix (i.e., base salary, STI, and LTI program percentages).
Base Salary
The Compensation Committee believes that competitive base salaries for our executives are important because they are primary retention and recruitment tools, and also provide the basis for determining other components of compensation such as bonus opportunities and severance. The Compensation Committee considers, but does not specifically provide weights to, multiple factors in its decisions regarding NEO salaries, including individual performance, experience, roles, responsibilities, organizational performance, retention, and competitive market data and trends from our peer group, as well as related recommendations made by Ms. Antonello regarding the NEOs other than herself.
In determining salary increases for our NEOs, the Compensation Committee generally considers the factors listed above, the CEO's recommendations to reward the other NEOs based on their performance and their scopes of responsibility, and the Compensation Committee's continued commitment to emphasize performance-based compensation over other forms of compensation. In 2025, the Compensation Committee increased Ms. Antonello's annual base salary in recognition of her performance and to better align her base salary with market levels. The Compensation Committee provided market-based increases to the remaining NEOs. The 2025 base salary increases were also partly driven by the Compensation Committee's decision to discontinue executive automobile allowances, which the Compensation Committee determined were no longer aligned with the Company's current remote work model or market practices. The base salaries of each of the NEOs are specified in the table below:

Name	2024 Annual Base Salary Rate	2025 Annual Base Salary Rate	Change to 2024 Annual Base Salary Rate
Katherine H. Antonello	$800,000	$880,000	10.0%
Michael A. Pedraja(1)	—	544,300	—
Lori A. Brown	395,000	414,300	4.9
John M. Mutschink	370,000	389,300	5.2
Ann Marie Smith	340,000	368,500	8.4
Michael S. Paquette	535,000	544,300	1.7
(1)Mr. Pedraja commenced employment on February 3, 2025.
Short-term Incentives
Under our 2025 STI program (which is administered under our equity and incentive plan), each of our NEOs other than Mr. Paquette was eligible to receive a cash bonus only if a pre-established corporate financial goal had been achieved, following which the Compensation Committee had discretion to adjust the cash bonus for each participating NEO based on the application of a corporate performance modifier and an individual performance modifier. The 2025 STI program was calculated by applying the actual results of the corporate financial goal, weighted at 100%, a corporate performance modifier, weighted at
29 | 2026 Proxy Statement

+/- 25%, and an individual performance modifier, weighted on a qualitative basis based on individual performance. As in prior years, the Compensation Committee believed that the annual cash bonus was a key component of our 2025 executive compensation program as it enabled us to (1) align certain compensation opportunities with our short-term financial goals, (2) create incentives based on the Company's 2025 performance, and (3) provide competitive compensation opportunities for our NEOs. Due to his separation from the Company in March 2025, Mr. Paquette did not participate in the 2025 STI program.
Performance Measurement
For 2025, the Compensation Committee concluded that a corporate financial goal based on an Adjusted GAAP Calendar Year Combined Ratio metric remained an effective measure of management performance for an insurance holding company. The Compensation Committee believes that the Adjusted GAAP Calendar Year Combined Ratio promotes the importance of long-term decision making for a long-tail line of insurance like workers' compensation. This metric aligns the STI award with a key financial goal that impacts stockholder value, while excluding certain items that have limited significance in our current and ongoing operations. The Compensation Committee continues to believe that the combined ratio metric:
(1)utilizes a measure of the operating insurance companies' profitability;
(2)balances revenue and underwriting losses, thereby guarding against the potential for increasing revenue by undertaking unnecessary risk;
(3)provides a meaningful incentive for management to pursue increasing levels of operating profitability; and
(4)is a common industry measure for assessing company performance.
For 2025, the corporate financial goal was based on how the Company's Adjusted GAAP Calendar Year Combined Ratio for the 2025 calendar year compared to the pre-established performance levels set forth below, with no payouts if the corporate financial goal was below the threshold performance level. The pre-established threshold, target and maximum performance levels were intended to both motivate our executives and to enable the Compensation Committee to reward our NEOs for solid performance.

	Adjusted GAAP Calendar Year Combined Ratio	Bonus Percentage(1)
Maximum	< 94.0%	200%
Target	98.5%	100%
Threshold	> 103.0%	0%
(1)Linear interpolation was applied for results falling between the identified bonus percentages, as appropriate.
For purposes of the 2025 STI program, Adjusted GAAP Calendar Year Combined Ratio was defined as:
(Losses + Loss Adjustment Expenses + Commission Expense – Amortization of the Deferred Gain +/– Impact of the LPT Reserve Adjustment +/– Impact of the LPT Contingent Commission Adjustment) / Net Premiums Earned plus (Underwriting Expenses (including General and Administrative Expenses)) / Net Premiums Written.
The Company's Adjusted GAAP Calendar Year Combined Ratio was calculated based on the financial information disclosed in the 2025 10-K.
Under the 2025 STI program, a corporate performance modifier provided discretion to the Compensation Committee to add or subtract 25 percentage points from the achievement level of the corporate financial goal based on the level of the Company's achievement of corporate scorecard goals relating to the achievement of a more favorable GAAP Expense Ratio, enhancing employee engagement, increasing net written premium, and developing methods to improve customer satisfaction. The Compensation Committee believed at the time that the corporate scorecard goals were rigorous, yet achievable, and
| 2026 Proxy Statement 30

established goals designed to be challenging but achievable with the coordinated effort of the management team.
Under the 2025 STI program, an individual performance modifier also provided discretion to the Compensation Committee to assess, on a holistic and qualitative basis, the individual performance of an NEO, which could result in an increase in the calculated cash bonus up to a maximum of 200% of an NEO's bonus target or a decrease to 0% of an NEO's bonus target. The maximum payment of 200% of an NEO's bonus target under the 2025 STI program was decreased from the 2024 STI program's maximum of 250% to better align with market data.
Bonus Target Awards
In setting the bonus targets for each of the NEOs, the Compensation Committee considered market data provided by CAP. After consultation with CAP, the Compensation Committee increased Ms. Smith's bonus target from 50% to 55% to more closely align her compensation with similarly situated executives at peer companies. Mr. Pedraja's bonus target was set at 70% based on market data and the Company's past practices. The Compensation Committee maintained each of the other NEO's prior-year bonus target.
The annual bonus targets for 2025 were as follows:

Name*	2025 Annual Cash Bonus Target as a Percentage of Base Salary
Katherine H. Antonello	110%
Michael A. Pedraja	70
Lori A. Brown	60
John M. Mutschink	55
Ann Marie Smith	55
*As noted above, due to Mr. Paquette's separation from the Company in March 2025, he did not participate in the 2025 STI program.
For 2025, our NEOs could earn an STI award of up to 200% of the NEOs' respective targets, but only if the corporate financial goal was above the pre-established threshold performance level; that is, less than or equal to an Adjusted GAAP Calendar Year Combined Ratio of 103.0%. Provided that the threshold performance level was achieved, the Compensation Committee had the sole discretion to apply a corporate performance modifier and an individual performance modifier as discussed above to award an STI payment between 0% and 200% of target. The Compensation Committee may exercise its discretion on a case-by-case basis.
2025 Results
In 2025, the Company achieved an Adjusted GAAP Calendar Year Combined Ratio of 112.0%, which was below the threshold performance level of 103.0%. In forming the basis of the Compensation Committee's annual STI award determination, the Compensation Committee focused primarily on our 2025 Adjusted GAAP Calendar Year Combined Ratio. The Compensation Committee also exercised its discretion under the terms of the STI program to consider the impact of excess cumulative trauma claims in California on the metric result. Excluding the impact of these claims in California, the metric result would have achieved a performance level of approximately 75%.
In February 2026, the Compensation Committee also assessed the Company's progress with respect to the corporate scorecard goals discussed above and determined the Company partially met the objectives.
After considering overall Company performance and the magnitude of the excess cumulative trauma claims in California, the Compensation Committee determined that a partial bonus payout was appropriate to recognize participant and Company performance, considering that the Company's 2025 Adjusted GAAP Calendar Year Combined Ratio was impacted by the increased cumulative trauma claim
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frequency in California, our largest state, which has accelerated beyond historical levels. Accordingly, the Compensation Committee approved a payout level of 25% of target for senior leadership, including the NEOs.
Consistent with prior years, the Compensation Committee then applied an individual performance modifier to each of our participating NEO's award based on the executive's responsibilities, accomplishments, and contributions to the Company during 2025. Ms. Antonello provided input regarding the performance of NEOs other than herself.
As a result of this evaluation, and after consideration of the Company's 2025 performance, the Compensation Committee awarded each participating NEO an STI award equal to between 25% and 27% of the NEO's respective target.
Ms. Antonello was awarded $242,000 in recognition of her overall leadership of the Company, as well as execution of the Company's business strategy and strategic initiatives.
Mr. Pedraja was awarded $86,500 for his effective management of the Company's financial accounting, treasury, and planning functions, as well as his management of capital and the investment portfolio.
Ms. Brown was awarded $62,000 for her effective management of the legal, risk and government and regulatory affairs functions, and her effective counsel to the Board and its committees.
Mr. Mutschink was awarded $58,500 for his effective management of the Company's human resource, marketing, and corporate services functions, and support and counsel to the Compensation Committee.
Ms. Smith was awarded $55,000 for her effective management of the underwriting function, as well as the actuarial pricing and reserving functions.
The following table sets forth the 2025 annual bonus awards for each participating NEO:

Name	Cash Bonus Amount
Katherine H. Antonello	$242,000
Michael A. Pedraja	86,500
Lori A. Brown	62,000
John M. Mutschink	58,500
Ann Marie Smith	55,000
Long-Term Incentive Grants
We continue to believe that a properly designed LTI program with competitive compensation opportunities encourages our NEOs to pursue and execute long-term strategies to increase stockholder value. Our LTI program is designed to serve as an important retention and recruiting tool in securing a highly-qualified senior management team. We remain committed to linking a significant percentage of our NEOs' compensation to the performance of the Company.
In February 2025, the Compensation Committee approved LTI grants under our equity and incentive plan to each NEO other than Mr. Paquette. As in recent years, approximately 65% of the aggregate
| 2026 Proxy Statement 32

value of these grants was in the form of PSUs and the remaining 35% was in the form of RSUs (each unit representing one share of common stock).
As discussed above, the Compensation Committee continues to compensate the NEOs in a manner that is designed to provide a significant portion of our NEOs' compensation (specifically, annual cash bonuses and PSUs) as performance-based. In determining the overall LTI grant levels for each NEO, the Compensation Committee, with advice from CAP, reviewed the relative total compensation opportunities (cash plus LTIs), the NEOs' relative responsibilities, the replacement/retention risk, the executive's potential at the Company, individual performance, and tenure with the Company. The Compensation Committee also considered Company performance, peer group data, and general market compensation practices. The Compensation Committee did not assign a specific weight to any of these factors. The design of the components of our LTI program reflects this review and is described below.
2025 PSU Grants
The PSUs granted to our NEOs in February 2025, as in 2024, were based on our achievement of a metric tied to an annualized three-year change in ABVPS. The Company's change in ABVPS is based on pre-established performance levels over the Average Daily Closing Rate of the 10-year U.S. Treasury (the "10-Year Treasury") over a three-year performance period.
ABVPS was again chosen for the 2025 PSU grants because we believe that (1) it encourages management to focus on multiple performance objectives that are deemed critical to creating stockholder value over a sustained period of time, principally our underwriting results, and our investment income, (2) it is readily understood by management, and (3) it is simpler and more transparent than many other commonly used performance goals and will therefore more effectively motivate and retain our executives.
For 2025, as in 2024, the NEOs are eligible to earn a maximum of 250% of target for the 2025 PSU grant. As in previous years, dividend equivalents will be credited to outstanding PSUs upon the achievement of the applicable performance goals and during the vesting periods, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment of the dividend equivalents would be made, in cash, when the underlying PSUs are distributed.
For the performance period commencing on January 1, 2025 and ending on December 31, 2027, the performance goals selected were based on how the Company's change in ABVPS over this period compares to pre-determined levels over the 10 Yr. Treasury, which were intended to be challenging, but achievable.
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The pre-established threshold, target and maximum levels for the Company's change in ABVPS and the corresponding payouts as a percentage of the target number of PSUs awarded are as follows:

	Company's Annualized Three-Year Change in Adjusted Book Value Per Share	Payout as a Percentage of Target
Maximum	10 Yr. Treasury + 9.0%	250%
Target	10 Yr. Treasury + 4.0%	100
Threshold	<10 Yr. Treasury + 0.0%	0
For purposes of the 2025 PSU grants, the Company's change in ABVPS will be calculated based on the financial information disclosed in the Company's Annual Financial Statements for years 2025, 2026, and 2027, and is defined as follows:
Annualized Three-Year Change in Adjusted Book Value Per Share = ((Adjusted book value per share at the end of the three-year performance period + dividends declared per common share during the three-year performance period) / Adjusted book value per share at the beginning of the three-year performance period) ^ (1/3) -1.
Adjusted book value per share = ((Stockholders' equity + deferred reinsurance gain - LPT Agreement - accumulated other comprehensive income or loss, net of income tax) / Ending common shares outstanding).
10 Yr. Treasury = the sum of the individual daily closing rates of the 10-Year U.S. Treasury for each calendar day in which the U.S. Treasury market is open during the performance period, divided by the total number of calendar days in which the U.S. Treasury market is open during such performance period.
Payouts, if any, would be made by March 15, 2028.
The PSU grants made to our NEOs in 2025 are set out and described in the 2025 Summary Compensation Table on page 40 and the 2025 Grants of Plan-Based Awards Table on page 43.
Performance Goal Certification and Results for the 2023 PSU Grants
In 2023, the Compensation Committee awarded PSUs, which, like the 2025 PSUs described above, have a three-year performance period (calendar years 2023, 2024, and 2025). The structure and performance goals for these awards are the same as the 2025 PSU grants, as described above. Based on performance, the Compensation Committee certified that the Company achieved a change in ABVPS of 7.6%, resulting in an earned level of achievement of 86% of target. The resulting numbers of shares awarded to our NEOs are provided in the Option Exercises and Stock Vested for 2025 table on page 45.
2025 RSU Grants
Our NEOs received grants of time-vesting RSUs in February 2025, which vest over a four-year period. As in previous years, the Compensation Committee believes that the RSU grants will positively impact retention and will effectively motivate management to focus on executing the existing long-term strategic plan designed to increase stockholder value.
As in recent years, dividend equivalent units will be credited during the vesting periods but will be paid only if the vesting requirements are satisfied. In that event, payment of dividend equivalents would be made, in cash, when the underlying RSUs are distributed. All RSU grants that were made in 2025 to our NEOs are set out and described in the 2025 Summary Compensation Table on page 40 and the 2025 Grants of Plan-Based Awards Table on page 43.
Mr. Pedraja's Offer of Employment
In connection with the hiring of Mr. Pedraja, the Company and Mr. Pedraja entered into an offer letter in 2024 providing for his initial annual base salary of $535,000, annual bonus target of 70% of base salary, and a $600,000 target value for his LTI awards, with the grant to be delivered in the same form as awarded to the other NEOs. As an inducement to join the Company, Mr. Pedraja received a sign-on bonus of $525,000, subject to repayment in the event of certain terminations of employment prior to the
| 2026 Proxy Statement 34

one-year anniversary of his start date, and, in consideration of equity awards he forfeited by leaving his former employer, a PSU award with a target grant value of $1,200,000, with the same vesting conditions and terms as the 2025 PSU awards. The terms of the offer letter were determined after considering input from CAP, market practices, the internal compensation practices at the Company, and the compensation received by Mr. Pedraja at his prior employer.
Benefits and Perquisites
Our NEOs are eligible to participate in all of the benefit programs generally offered to employees. In addition, our NEOs receive supplemental life insurance benefits.
As noted above, in February 2025, with advice from CAP, the Compensation Committee eliminated the executive automobile allowance for 2025 after determining that this perquisite was no longer aligned with the Company's current remote work model or market practices. The Compensation Committee regularly reviews the Company's perquisites to assess whether they are appropriate, serve a Company purpose, and do not result in problematic pay practices. For 2025, with advice from CAP, the Company has determined that these perquisites satisfy these criteria. In addition, the supplemental life insurance benefits provided to the NEOs are consistent with those provided to similarly situated executives of the companies in our peer group. The benefits described above are disclosed in the "All Other Compensation" column of the 2025 Summary Compensation Table on page 40.
Key Executive Change in Control and Severance Plan
Each NEO was eligible to receive severance benefits under the Key Executive Change in Control and Severance Plan (the "Severance Plan") in 2025. The Compensation Committee approved the adoption of the Severance Plan in 2021 with the objectives of providing market-competitive severance pay and benefits for the Company's executive officers (and other highly compensated employees whom the Board or the Compensation Committee may designate), ensuring that such severance pay and benefits are consistent across groups of key employees of similar seniority, and enabling the Company to update all participants' severance pay and benefits simultaneously if and when appropriate, rather than administering individualized updates upon renewals of employment agreements with differing term expirations. No NEO was a party to an employment agreement with the Company during 2025.
The Severance Plan is intended to offer protection to its participants to enable them to focus their full time and attention on the success of the Company's business and mitigate distractions that may arise from the potential of an involuntary termination. The Compensation Committee also believes that severance benefits at the senior management levels are necessary to continue to attract and retain executive officers.
Mr. Paquette did not receive any retirement or other separation benefits in connection with his departure in March 2025.
In connection with her departure in January 2026, Ms. Brown received retirement vesting treatment under her 2024 and 2025 equity awards in accordance with the terms of the underlying equity award agreements and did not receive any severance benefits.
A description of the severance benefits under the Plan are provided in "Potential Payments upon Termination or Change in Control" beginning on page 45.
Risk Assessment
Management performed its annual risk assessment to evaluate whether our compensation program promotes excessive or undue risk-taking generally and specifically as applied to our NEOs, and concluded that, in all cases, the potential for promoting such risk is low. CAP reviewed management's analysis and agreed with management's conclusion. Finally, the Compensation Committee considered both management's analysis and CAP's review. The Compensation Committee likewise concluded that this compensation program is not reasonably likely to have a material adverse effect on the Company and then reported its results to the Board. In making this determination, the Compensation Committee analyzed our compensation program's diverse attributes and found that the program:
35 | 2026 Proxy Statement

•Provided a balanced mix of fixed and performance-based compensation;
•Included base salaries that were competitive within our industry;
•Consisted of performance-based compensation awards that balanced both short- and long-term performance over varying time horizons and provided a mix of cash and equity awards based on varying performance goals among our performance-based awards;
•Provided STI awards and PSU awards that were capped at competitive levels;
•Included a significant portion of total compensation linked to the Company's long-term performance, both to mitigate short-term risk that could be detrimental to the Company's long-term interests, and to encourage the creation of long-term stockholder value;
•Included equity-based performance awards and equity-based time vesting awards, which were subject to multi-year vesting or performance periods and derived their value from the Company's total performance, which we believe further encourages decision-making that is in the long-term interests of the Company and its stockholders;
•Included executive stock ownership guidelines (as described below), for those employees who we believe can have the greatest influence on the financial performance of the Company, which guidelines have been designed to strengthen the alignment between the interests of our senior officers and the Company's stockholders, and to discourage risk-taking that could be detrimental to the long-term interests of the Company, its performance, and long-term stockholder value;
•Included clawback, grant, and retention policies (as described below), which provide additional assurance that any risks associated with our compensation plans and policies would be further mitigated; and
•Included human capital initiatives that are designed to, among other things, create an inclusive work community, minimize employee turnover and employment-related litigation, improve resolution of internal complaints, and improve recruitment.
Equity and Other Compensation Grant Policies, Procedures, and Requirements
Stock Ownership and Retention Guidelines for Senior Executives
The Compensation Committee has adopted mandatory guidelines that require senior executives, including all of our NEOs, to attain and retain specific levels of ownership in Company stock. These guidelines are intended to further align the interests of our NEOs with the interests of our stockholders and motivate our senior executives to reach and maintain appropriate levels of stock ownership. Under these guidelines, executives must attain and retain those levels of ownership of Company stock, expressed as a multiple of base salary, as set forth in the table below. In calculating whether an executive has achieved compliance with our guidelines, we exclude the portion of an executive's PSU award(s) that remain(s) unearned as of the applicable measurement date. Our guidelines also exclude unexercised stock options from the calculation, but no NEO has an outstanding stock option grant.
It is the Compensation Committee's intention that these ownership levels be achieved by the tenth anniversary of the date that the executive first became subject to an applicable level of stock ownership under these guidelines. If an executive's stock ownership requirement increases because of a change in position, then a new 10-year period to achieve the number of shares will begin on the effective date of the change of position. As of the record date, each of our NEOs exceeded his or her ownership
| 2026 Proxy Statement 36

requirement or was within the 10-year transition period.

Position	Multiple of Base Salary
Chief Executive Officer	4x
Executive Vice President	3x
Senior Vice President	2x
Stock Grant Policy and Guidelines
The Company's equity grant policy specifies the Company's practices and procedures for granting equity awards, including stock options, stock appreciation rights, restricted stock, RSUs, PSUs, and any other stock-based award. This policy contains procedures to prevent stock option backdating or other timing improprieties. The equity grant policy governing the 2025 annual grants to the NEOs requires that annual equity grants to employees at the level of Vice President and above be made at a regularly scheduled Compensation Committee meeting occurring between February 15 and March 15, or at such other times as the Compensation Committee, in its judgment, deems appropriate. Equity awards to NEOs and other employees at the level of Senior Vice President and above who are new hires, who are promoted, or who are current employees, to address retention issues, will be made, if at all, on the first business day of March, May, August or November, which first follows the first day of employment, promotion or approval, respectively, subject to prior approval of the Compensation Committee.
"Clawback" Policy
We have long had a "clawback" policy that applies to our cash-based and equity incentive compensation. We are committed to ensuring that our incentive compensation is subject to clawback provisions not just under certain specified situations, but also under any current or future legal requirements and under any future clawback provisions implemented by the Company, from time to time.
Specifically, if a grantee engages in certain conduct considered harmful to the Company either during, or following termination of, employment, then the grantee may be required to forfeit, without consideration: (1) all then outstanding awards under our equity and incentive plan (which include all equity and cash incentive awards granted to our NEOs, including time-based awards); (2) any shares of Company stock owned by the grantee that were previously subject to an award under our equity and incentive plan; and (3) any cash amounts previously paid to a grantee pursuant to a plan award. In addition, if the grantee sold shares of Company stock during the 12-month period preceding the time the grantee engaged in the harmful conduct, then the grantee may be required to repay to the Company the aggregate value of these shares on the date of the sale minus the amounts, if any, paid for these shares.
Additionally, the Company maintains the Compensation Recovery Policy, the Company's Dodd-Frank clawback policy, which is intended to comply with Section 10D of the Exchange Act, Exchange Act Rule 10D-1 and the Listing Standards.
The Compensation Recovery Policy also provides that if the Company is required to restate its financial results due to material non-compliance with financial reporting requirements under the federal securities laws, the Company will recoup erroneously awarded incentive-based compensation from the Company's Section 16 officers, including each of the NEOs, subject to limited exceptions.
37 | 2026 Proxy Statement

Trading Policies
The Company has an insider trading compliance policy and program applicable to the Company's directors, executive officers, and employees, as well as the Company itself, that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Listing Standards.
The Company also has an anti-hedging policy that supplements the Company's insider trading policy. The anti-hedging policy applies to all directors and employees with the title of Vice President and above, which includes our NEOs, or any of their designees and prohibits the purchase or sale of any financial instrument, or any other transaction, that is designed to hedge or offset any decrease in the market value of Company equity securities (1) granted to such covered person as part of compensation from the Company, or (2) held, directly or indirectly, by such covered person. These transactions can include the purchase of prepaid variable forward contracts, equity swaps, collars, short sales, exchange funds, derivative securities, options, warrants, puts and calls, or similar instruments. Additionally, the equity grants made to employees with the title of Vice President and above, including the NEOs, generally prohibit pledging or otherwise assigning equity granted under the Company's equity and incentive plan.
| 2026 Proxy Statement 38

Human Capital Management and Compensation Committee Report
The individuals listed below are directors who serve on the Human Capital Management and Compensation Committee, and each is an independent director. These members reviewed and discussed the Compensation Discussion and Analysis with the Company's management, and based on the reviews and discussions, they recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the 2025 10-K.
/s/ Human Capital Management and Compensation Committee
Barbara A. Higgins, Chair
Michael J. McColgan
Alex Perez-Tenessa
Steven P. Sorenson

39 | 2026 Proxy Statement

Executive Compensation Tables
2025 Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our 2025 NEOs during 2025, 2024, and 2023 (or fewer years to the extent previous year disclosure was not required or applicable):

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Katherine H. Antonello, President and Chief Executive Officer	2025	881,042	—	2,012,664	—	242,000	—	126,292	3,261,998
	2024	796,649	—	1,956,392	—	800,000	—	193,798	3,746,839
	2023	702,304	—	1,699,904	—	1,193,500	—	131,398	3,727,106
Michael A. Pedraja, Executive Vice President, Chief Financial Officer(5)	2025	496,166	530,000	1,803,504	—	86,500	—	18,050	2,934,220
Lori A. Brown, Former Executive Vice President, Chief Legal Officer(6)	2025	417,453	—	427,198	—	62,000	—	52,896	959,547
	2024	397,264	—	460,819	—	206,000	—	95,159	1,159,242
	2023	386,384	—	401,527	—	316,500	—	89,154	1,193,565
John M. Mutschink, Executive Vice President, Chief Administrative Officer	2025	388,326	—	341,364	—	58,500	—	41,668	829,858
	2024	370,358	—	352,336	—	184,000	—	73,035	979,729
	2023	361,849	—	307,727	—	306,900	—	57,947	1,034,423
Ann Marie Smith, Senior Vice President, Chief Actuarial and Underwriting Officer	2025	367,615	—	291,047	—	55,000	—	35,429	749,091
	2024	338,645	—	298,559	—	162,000	—	46,227	845,431
Michael S. Paquette, Former Executive Vice President, Chief Financial Officer(7)	2025	243,603	—	—	—	—	—	69,144	312,747
	2024	540,735	—	650,894	—	190,000	—	133,660	1,515,289
	2023	527,842	—	566,909	—	564,200	—	136,672	1,795,623
(1)The amount in the "Bonus" column reflects Mr. Pedraja's sign-on bonus in the amount of $525,000 and an additional cash payment of $5,000 to rectify a mathematical error in determining the value of his sign-on PSU award. Mr. Pedraja's sign-on bonus is subject to repayment in the event of certain terminations of employment prior to the one-year anniversary of his start date.
(2)The amounts in the "Stock Awards" column consist of PSUs and RSUs granted under our equity and incentive plan by the Compensation Committee, which followed a substantially equivalent process in each year reflected in the table. The amounts shown do not reflect compensation actually received by the NEO. Rather, the amounts shown represent the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718, based on the closing stock price on the date of grant and excluding any assumption for future forfeitures. In addition, the grant date fair value for the PSUs is presented based on the probable satisfaction of the performance conditions as of the date of grant. All other assumptions used to calculate the grant date fair value amounts shown for 2025 are set forth in Note 14 to the 2025 Consolidated Financial Statements in the Company's 2025 10-K. The values of the 2025 PSUs as of the grant date at maximum level of achievement for Mses. Antonello, Brown, and Smith, and Messrs. Pedraja and Mutschink were $3,268,113, $693,087, $473,568, $3,980,932, and $554,963, respectively. For more information regarding these awards, see the 2025 Grants of Plan-Based Awards table on page 43.
(3)The Non-Equity Incentive Plan Compensation in this column reflects the annual cash bonus, if any, earned by each of our NEOs for 2023, 2024, and 2025 and paid in the first quarter of the following year.
| 2026 Proxy Statement 40

(4)Includes the following payments that we made to or on behalf of our NEOs:

Name	Year	401(k) Matching Contributions ($)	Cash Dividends Paid(a) ($)	Life Insurance Premiums ($)	Personal Benefits(b) ($)	Health Savings Account Contribution ($)	Total ($)
Katherine H. Antonello	2025	14,000	104,252	2,385	4,455	1,200	126,292
Michael A. Pedraja	2025	14,000	—	1,066	1,969	1,015	18,050
Lori A. Brown	2025	14,000	34,951	1,037	2,308	600	52,896
John M. Mutschink	2025	12,518	26,976	974	—	1,200	41,668
Ann Marie Smith	2025	14,000	18,126	918	1,185	1,200	35,429
Michael S. Paquette	2025	14,000	53,653	291	—	1,200	69,144
a.Cash dividends are paid for accrued dividends on eligible RSUs and PSUs upon satisfaction of the vesting and/or performance requirements when the underlying shares are distributed.
b.Personal benefits include the aggregate incremental costs associated with the NEOs' professional memberships and license fees. Also included are the aggregate incremental costs associated with NEOs' guests' (i.e., spouse, family member, or similar guest) attendance at Company meetings and/or Company activities.
(5)Mr. Pedraja joined the Company on February 3, 2025 as Executive Vice President, Finance and Chief Financial Officer (Designate) and was appointed the Company’s Executive Vice President and Chief Financial Officer effective March 19, 2025.
(6)Ms. Brown retired as the Company’s Executive Vice President, Chief Legal Officer on January 9, 2026.
(7)Mr. Paquette retired as the Company's Executive Vice President, Chief Financial Officer on March 31, 2025.
2025 Grants Of Plan-Based Awards
2025 Annual Cash Bonus Program
As discussed above, the 2025 annual cash bonus, or STI, program provides for a cash bonus payable based on the Company's achievement of a pre-established corporate financial goal (which for 2025 was based on Adjusted GAAP Calendar Year Combined Ratio), following which the Compensation Committee had discretion to adjust the cash bonus for each NEO based on the application of a corporate scorecard performance modifier and an individual performance modifier, calculated as a percentage of the NEO's annual base salary rate for the applicable year. This percentage varied among the executives. For 2025, the target bonus award percentages were as follows: Ms. Antonello, 110%; Mr. Pedraja, 70%; Ms. Brown, 60%; Mr. Mutschink, 55%; and Ms. Smith, 55%. The maximum bonus payable under the program is 200% of the respective NEO's target bonus award percentage. Amounts earned under the 2025 STI program by our NEOs are reflected in the 2025 Summary Compensation Table above in the "Non-Equity Incentive Plan Compensation" column. The cash bonus opportunities under this program for 2025 for these NEOs at threshold, target and maximum performance levels are reflected in the 2025 Grant of Plan-Based Awards table below in the Non-Equity Incentive Plan Awards columns.

41 | 2026 Proxy Statement

PSUs and RSUs
As discussed above, the Company granted PSUs and RSUs to our NEOs in 2025 under our equity and incentive plan. The 2025 PSUs are equity awards granted to cover a three-year performance period that commenced on January 1, 2025 and will end on December 31, 2027. Each PSU represents one share of our common stock, and the number of shares earned is based on the achievement of pre-established performance goals, which is measured at the end of the performance period. In 2025, the performance goals were based on the Company's change in ABVPS for the period from January 1, 2025 through December 31, 2027, compared to a pre-established level over the 10-Year Treasury over the same period. At target level of achievement, 100% of the number of PSUs granted would be earned, at threshold level 0% of target level would be earned, and the maximum number of PSUs that an individual may earn based on actual performance during the performance period would be 250% of the targeted number of PSUs. If the threshold level is not achieved, then no amount would be earned. PSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability, or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited upon the achievement of the applicable performance goals, and will be paid only if these performance goals are achieved and all other requirements tied to the payment of the PSUs are satisfied. In that event, payment would be made, in cash, when the underlying PSUs are distributed. PSUs awarded for 2025 are set forth in the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns below.
The 2025 RSUs are units each of which is equal to the value of one share of our common stock. They vest in equal 25% increments on each of March 15, 2026, 2027, 2028, and 2029. The RSUs are subject to accelerated vesting in certain limited circumstances, such as the death, disability or retirement of the executive, or in connection with a change in control of the Company. In addition, dividend equivalents will be credited during the vesting periods, but will be paid only if the vesting requirements tied to the payment of the RSUs are satisfied. In that event, payment would be made, in cash, when the underlying RSUs are distributed. RSUs awarded for 2025 are set forth in the "All Other Stock Awards" column below.
No stock options were granted in 2025.
| 2026 Proxy Statement 42

2025 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Stock Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Katherine H. Antonello	n/a	—	968,000	1,936,000	—	—	—	—	—	—	—
	2/24/2025	—	—	—	—	26,500	66,250	—	—	—	1,307,245
	2/24/2025	—	—	—	—	—	—	14,300	—	—	705,419
Michael A. Pedraja	n/a	—	381,010	762,020	—	—	—	—	—	—	—
	2/24/2025	—	—	—	—	7,940	19,850	—	—	—	391,680
	2/24/2025	—	—	—	—	24,340	60,850	—	—	—	1,200,692
	2/24/2025	—	—	—	—	—	—	4,280	—	—	211,132
Lori A. Brown	n/a	—	248,580	497,160	—	—	—	—	—	—	—
	2/24/2025	—	—	—	—	5,620	14,050	—	—	—	277,235
	2/24/2025	—	—	—	—	—	—	3,040	—	—	149,963
John M. Mutschink	n/a	—	214,115	428,230	—	—	—	—	—	—	—
	2/24/2025	—	—	—	—	4,500	11,250	—	—	—	221,985
	2/24/2025	—	—	—	—	—	—	2,420	—	—	119,379
Ann Marie Smith	n/a	—	202,675	405,350	—	—	—	—	—	—	—
	2/24/2025	—	—	—	—	3,840	9,600	—	—	—	189,427
	2/24/2025	—	—	—	—	—	—	2,060	—	—	101,620
Michael S. Paquette(5)	n/a	—	—	—	—	—	—	—	—	—	—
(1)For the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns, Threshold reflects the bonus amount assuming the threshold corporate financial goal had not been achieved, Target reflects achievement of the corporate financial goal at target level, and Maximum reflects achievement of the corporate financial goal at maximum level, in each case assuming the Compensation Committee does not exercise its discretion to reduce payouts based on the corporate performance modifier or individual performance modifier. The maximum award that could have been earned by each NEO was 200% of the target.
(2)Amounts shown are the number of PSUs granted to the NEOs in February 2025 (including the 24,340 PSUs granted to Mr. Pedraja as a sign-on grant in connection with the commencement of his employment). Threshold reflects that the threshold performance was not achieved, Target reflects 100% of the value of the award, and Maximum reflects 250% of the value of the award at Target. The PSUs will become distributable in 2028, subject to, and to the extent of, the achievement of the applicable performance goals, as of the end of the performance period, on December 31, 2027, subject to the NEO's continued employment through December 31, 2027 or certain terminations of employment in accordance with the terms of the award agreements.
(3)Amounts shown are the number of RSUs granted to each of the NEOs in February 2025. The RSUs will vest in equal 25% increments on each of March 15, 2026, 2027, 2028, and 2029, subject to the NEO's continued employment through the relevant vesting dates or certain terminations of employment in accordance with the terms of the award agreements.
(4)Amounts shown represent the aggregate fair value of the PSUs and RSUs as of the date of grant calculated in accordance with FASB ASC Topic 718, excluding any assumption for future forfeitures and, in the case of the PSUs, based on the probable outcome of the underlying performance goals. Assumptions used to calculate the grant date fair value amounts are set forth in Note 14 to the 2025 Consolidated Financial Statements in the Company's 2025 10-K. However, the fair value shown above may not be indicative of the value realized due to the variability in the share price of our common stock.
(5)Mr. Paquette was not granted PSUs or RSUs in 2025 as a result of his retirement on March 31, 2025.
43 | 2026 Proxy Statement

2025 Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards for each of our NEOs as of December 31, 2025:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Katherine H. Antonello	2/24/2025	—	—	—	—	—	14,300	617,331	66,250	2,860,013
	2/26/2024	—	—	—	—	—	11,100	479,187	68,500	2,957,145
	3/15/2023	—	—	—	—	—	7,230	312,119	—	—
	3/15/2022	—	—	—	—	—	2,470	106,630	—	—
Michael A. Pedraja	2/24/2025	—	—	—	—	—	4,280	184,768	19,850	856,925
	2/24/2025	—	—	—	—	—	—	—	60,850	2,626,895
Lori A. Brown	2/24/2025	—	—	—	—	—	3,040	131,237	14,050	606,539
	2/26/2024	—	—	—	—	—	2,610	112,674	16,150	697,196
	3/15/2023	—	—	—	—	—	1,710	73,821	—	—
	3/15/2022	—	—	—	—	—	840	36,263	—	—
John M. Mutschink	2/24/2025	—	—	—	—	—	2,420	104,471	11,250	485,663
	2/26/2024	—	—	—	—	—	1,995	86,124	12,350	533,150
	3/15/2023	—	—	—	—	—	1,310	56,553	—	—
	3/15/2022	—	—	—	—	—	675	29,140	—	—
Ann Marie Smith	2/24/2025	—	—	—	—	—	2,060	88,930	9,600	414,432
	2/26/2024	—	—	—	—	—	1,695	73,173	10,450	451,127
	3/15/2023	—	—	—	—	—	900	38,853	—	—
	3/15/2022	—	—	—	—	—	450	19,427	—	—
Michael S. Paquette(4)	—	—	—	—	—	—	—	—	—	—
(1)The column reflects RSUs granted under our equity and incentive plan in February 2025, February 2024, March 2023, and March 2022. The RSUs vest in equal 25% increments on March 15th of the first calendar year following the date of grant and on each of the next three anniversaries of that date, provided the NEO has been continuously employed by the Company through the relevant vesting dates.
(2)The market value of shares or units of stock that have not vested reflects a stock price of $43.17, our closing price on December 31, 2025.
(3)The column reflects the number of PSUs granted in February 2024 and February 2025 under our equity and incentive plan that would be awarded to the NEOs at the end of the three-year performance period assuming that the maximum level of the performance goal (250% of target) is achieved and the NEO remains continuously employed by the Company during the entire performance period. The performance period for the February 2025 PSU grants commenced on January 1, 2025 and ends on December 31, 2027, while the performance period for the February 2024 PSU grants commenced on January 1, 2024 and ends on December 31, 2026.
(4)Upon retirement, Mr. Paquette forfeited all unvested RSUs and PSUs as he did not satisfy the retirement eligibility provisions set forth under the applicable equity grant agreements.
| 2026 Proxy Statement 44

Option Exercises and Stock Vested for 2025

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Katherine H. Antonello	—	—	35,034	1,504,133
Michael A. Pedraja(3)	—	—	—	—
Lori A. Brown	—	—	8,892	386,255
John M. Mutschink	—	—	6,749	292,718
Ann Marie Smith	—	—	4,724	205,285
Michael S. Paquette	—	—	5,135	257,469
(1)The Number of Shares Acquired on Vesting column reflects (a) the vesting of 25% of the RSUs granted on March 8, 2021, August 2, 2021, March 15, 2022, March 15, 2023, and February 26, 2024 for each of the NEOs receiving grants in the applicable years; and (b) the number of PSUs granted on March 15, 2023, which vested based on 86% of target level. The shares underlying the 2023 PSU grant were earned based on the partial achievement of pre-established corporate performance goals over a three-year performance period.
(2)The Value Realized on Vesting column reflects (a) the number of shares underlying the RSU grants, which vested on March 15, 2025, multiplied by $50.14, the per share fair market value of the shares as of that date; and (b) the number of shares underlying the PSUs granted on March 15, 2023, following the completion of the three-year performance period that ended on December 31, 2025, multiplied by the per share fair market value of the shares, which was $39.21, as of February 23, 2026, the closing price on the date the PSUs were settled.
(3)Mr. Pedraja commenced employment on February 3, 2025.
Pension Benefits
None of our NEOs participate in or has any accrued benefits under any qualified or nonqualified defined benefit plans maintained by the Company.
Nonqualified Deferred Compensation
None of our NEOs participate in or has an account balance in any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by the Company.
Potential Payments upon Termination or Change in Control
The following summaries and the table that follows set forth estimated potential amounts payable to our NEOs upon a termination of employment or a change in control of the Company, in each case as of December 31, 2025, under the Company's compensation plans, programs, policies, agreements, and arrangements. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems it advisable. In 2025, no NEO was a party to an employment agreement with the Company.
45 | 2026 Proxy Statement

Key Executive Change in Control and Severance Plan
In 2021, the Company adopted the Severance Plan, pursuant to which participants will be eligible to receive severance benefits upon qualifying terminations of employment. Each of the NEOs participated in the Severance Plan in 2025.
The following summary describes certain key terms of the Severance Plan:
If, under the terms of the Severance Plan and other than during the period beginning six months prior to a change in control of the Company through 24 months following a change in control of the Company (the "Change in Control Period"), either the Company terminates the NEO's employment without cause and not due to the NEO's death or disability, or the NEO resigns due to a good reason termination, then the NEO would be entitled to receive:
•continued payments in installments in accordance with the Company's normal payroll dates, in an aggregate amount equal to: 50% for a SVP, 125% for an EVP, or 200% for the Company's CEO, of the sum of the NEO's base salary and target annual bonus, in each case in such amounts as in effect immediately before termination of employment, payable over a period of 6 months for a SVP, 15 months for an EVP, or 24 months for the Company's CEO; and
•a lump sum payment equal to the total continued health coverage premiums for medical, vision, and dental care for the NEO, his or her spouse and/or his or her dependents, as applicable, for: 6 months for a SVP, 15 months for an EVP, or 24 months for the Company's CEO, following termination of employment.
If, under the terms of the Severance Plan and during the Change in Control Period, either the Company terminates the NEO's employment without cause and not due to the NEO's death or disability, or the NEO resigns due to a good reason termination, then the NEO would be entitled to receive:
•a lump sum cash payment equal to: 100% for a SVP, 200% for an EVP, or 300% for the Company's CEO, of the sum of the NEO's base salary and target annual bonus, in each case in such amounts as in effect immediately before termination of employment or immediately before the Company’s change in control, whichever is higher; and
•a lump sum payment equal to the total continued health coverage premiums for medical, vision, and dental care for the NEO, his or her spouse and/or his or her dependents, as applicable, for: 12 months for a SVP, 24 months for an EVP, or 36 months for the Company's CEO, following termination of employment.
To receive the severance benefits, the NEO must timely sign and not revoke a separation agreement and release of claims in a form reasonably satisfactory to the Company. The NEO will be required to comply with the provisions of such agreement, which will include, without limitation, applicable restrictive covenants relating to non-competition, non-solicitation, confidentiality, return of company property, post-termination cooperation, and work-for-hire provisions.
In addition, if any of the severance and other benefits provided under the Severance Plan or otherwise payable to the NEO would constitute "parachute payments" and be subject to the excise tax under Section 4999 of the Internal Revenue Code, then such payments and benefits will be either delivered in full or delivered as to such lesser extent that would result in none of such payments and benefits being subject to excise tax, whichever results in the greater amount of after-tax benefits to the NEO. The Severance Plan does not require the Company to provide any tax gross-up payment to any participating NEO.
The Company may amend or terminate the Severance Plan at any time, except that upon, in connection with, or after a change in control of the Company, the Company may not, without participant consent, amend or terminate the Severance Plan in any way or take actions under the Severance Plan that prevents a participant from becoming eligible for the severance and benefits under the Severance Plan or reduces or alters to the participant's detriment any of the severance and benefits under the Severance Plan.
| 2026 Proxy Statement 46

For purposes of the Severance Plan, "Cause" generally means (i) failure or inability of the NEO to obtain or maintain any required licenses or certificates; (ii) willful violation by the NEO of any law, rule or regulation that may adversely affect the NEO's ability to perform his or her duties or may subject the Company to liability or negative publicity; or (iii) conviction or commission of, or entry of a guilty plea or plea of no contest to, any felony or any other crime involving moral turpitude. The determination of whether grounds for Cause exist, including the determination of the cure of any event and/or action, omission, or event constituting grounds for Cause, shall be made in all cases by the Compensation Committee or the Board.
For purposes of the Severance Plan, a "Change in Control" of the Company means: (i) any person, or persons acting as a group, acquiring ownership of Company stock that, together with stock previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Company stock; (ii) any person, or persons acting as a group, acquiring (or having acquired within 12 months) ownership of Company stock possessing 35% or more of the total voting power of the stock of the Company; (iii) a majority of Board members being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board members before the date of the appointment or election; or (iv) any person or group acquiring (or having acquired within 12 months) Company assets with an aggregate gross fair market value of at least 40% of the aggregate gross fair market value of the Company's assets. However, a "Change in Control" shall not be deemed to have occurred (i) by virtue of the completion of any transaction or series of integrated transactions immediately following which the Company's common stockholders continue to have substantially the same proportionate ownership in an entity that owns all or substantially all of the Company's assets immediately after such transaction or transactions; or (ii) as a result of any secondary offering of the Company’s common stock to the general public through a registration statement filed with the SEC.
For purposes of the Severance Plan, a "Good Reason Termination" means a NEO's voluntary termination of employment with the Company after one or more of the following is undertaken, through a single action or a series of actions, without the NEO's written consent: (i) a material reduction of the NEO's then-current annual base salary; or (ii) a material reduction of the NEO's authority, duties or responsibilities, unless the NEO is provided with a comparable position. For circumstances to qualify as grounds for a Good Reason Termination: (i) the NEO must give the Company written notice within 60 days after the NEO knows or should have known of the initial existence of such circumstances; (ii) such circumstances are not cured as soon as possible but in any case within 30 days of receiving such written notice; and (iii) the NEO terminates employment within 60 days following the end of such 30-day cure period. The determination of whether grounds for a Good Reason Termination exist, including the determination of the cure of any event and/or breach constituting a Good Reason Termination, shall be made in all cases by the Compensation Committee or the Board.
Termination for Death or Disability
In accordance with the Company's policies, if a NEO's employment is terminated as a result of disability, the NEO would be entitled to a benefit of up to $15,000 per month until the NEO reached normal retirement age under the Social Security Act where retirement age depends on the NEO's date of birth. In addition, the Company provides life insurance benefits for its senior executives, including the NEOs, in an amount equal to three times the executive's annual base salary, subject to a $1.5 million cap for each participant aside from Ms. Antonello, whose life insurance benefit is $3.0 million.
Terms of Equity Awards for all Named Executive Officers
Termination Not in Connection With a Change in Control
Termination of Employment by the Company other than for Cause. Under the terms of the equity award agreements, if a NEO's employment is terminated other than for cause, retirement, death or disability, and not in connection with a change in control, then (1) a prorated portion of the NEO's PSUs would be deemed vested or earned based on the period of time during which the NEO had been employed during the performance period, and based on the Company's achievement of the applicable performance goals
47 | 2026 Proxy Statement

as of the end of the performance period, as determined by the Compensation Committee, and (2) all outstanding unvested or unearned RSUs and PSUs would be forfeited.
Termination by Reason of Death or Disability. If the NEO's employment is terminated by reason of death or disability, then the NEO's PSUs would be deemed fully earned. These PSUs would become payable based on, and to the extent of, the actual achievement of any applicable performance goals, as determined by the Compensation Committee. The NEO's unvested RSUs would become fully vested.
Termination by the Company for Cause or by the Executive Voluntarily. If the NEO's employment is terminated by the Company for cause or the NEO terminates employment for any reason other than as described above or, if applicable, by reason of retirement as described below (and not in connection with a change in control), then the NEO's unvested or unearned RSUs and PSUs would be forfeited upon termination of employment.
Change in Control
Change in Control Provisions, If Equity Awards are Not Assumed. If the NEO's equity awards are not assumed or substituted for in connection with a change in control, then upon the occurrence of the change in control, (1) the NEO's RSUs would become fully vested and (2) the number of PSUs that would have been earned at target level of achievement would be deemed earned and the shares (or the equivalent value of the shares) would be payable shortly after the occurrence of the change in control, except that, if the change in control occurs on or after the end of the performance period, payment would be based on actual, instead of target level of, achievement.
Change in Control Provisions, If Equity Awards are Assumed. If the NEO's RSUs are assumed or substituted for in connection with a change in control but the NEO's employment is terminated without cause (or for the purposes of the 2023 RSU grant, the 2024 RSU grant, and the 2025 RSU grant, for each of the NEO's except Ms. Smith, due to a Good Reason Termination, as defined in the Severance Plan) during the 24-month period following such change in control, then the NEO's RSUs would become fully vested. The PSUs would be treated as described in the previous paragraph, whether or not they are assumed or substituted.
Termination by Reason of Retirement
As of December 31, 2025, the retirement provisions in our 2023, 2024, and 2025 equity awards would only apply to Ms. Brown because she was the only NEO who could have satisfied the criteria to terminate employment by reason of retirement as of that date.
For the purposes of these equity awards, "retirement" is defined as termination of employment after attaining age 55 and completing 10 years of continuous service, provided that the NEO has given written notice of intent to retire no fewer than six months prior to the date that the NEO terminates employment.
With respect to the NEO's 2023, 2024, and 2025 RSU awards, upon retirement the outstanding RSUs would fully vest, and with respect to the 2024 and 2025 PSU awards, the PSUs would be deemed fully earned and would become payable upon the applicable payment date based on the Company's actual performance and provided that the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain other restrictive covenants applicable to the NEO.
The retirement provisions in our equity awards granted prior to 2022 do not apply to any of our current NEOs as none could have satisfied the criteria necessary to terminate employment by reason of retirement as of December 31, 2025.
2025 Annual Bonus Program for all Named Executive Officers
The following termination and change in control provisions of our 2025 STI program apply to the annual bonuses granted to each of our NEOs for 2025:
Termination Not in Connection With a Change in Control
Termination of Employment by the Company for other than Cause. If the Company had terminated the NEO's employment prior to December 31, 2025, other than for cause, the NEO would have been entitled
| 2026 Proxy Statement 48

to receive an annual bonus prorated for the number of full months during which the NEO was employed with the Company during 2025, payable when this bonus would otherwise have been paid, subject to the level of achievement of the applicable performance criteria, as determined by the Compensation Committee in its sole discretion after consultation with the CEO (with respect to NEOs other than Ms. Antonello), so long as the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain other restrictive covenants applicable to her or him through December 31, 2025.
Termination by Reason of Death or Disability. If the NEO's employment had terminated prior to December 31, 2025, by reason of death or disability, the 2025 annual bonus award would have become payable when it would otherwise have been paid, subject to the level of achievement of the applicable performance criteria, as determined by the Compensation Committee in its sole discretion after consultation with the CEO (with respect to NEOs other than Ms. Antonello), provided that any performance criterion based on an NEO's individual performance would be deemed satisfied at a 100% achievement level and the amount otherwise payable based on the remaining performance criteria would not be increased or decreased based on such NEO's individual performance.
Termination by the Company for Cause or by the Executive Voluntarily. If the Company had terminated the NEO's employment for cause or the NEO had voluntarily terminated employment for any reason prior to December 31, 2025, other than for any of the reasons described above, then the NEO's 2025 annual bonus would have terminated and been forfeited immediately.
Change in Control
Upon the consummation of a change in control, if the NEO had remained continuously employed through such consummation, then the NEO would have been entitled to a 2025 annual bonus award prorated for the number of full months elapsed from January 1, 2025 until the consummation of the change in control, in an amount equal to 100% of the NEO's target bonus for 2025 or, if the Compensation Committee determined, in its sole discretion, that the threshold performance criteria is projected to be achieved as of the consummation of the change in control, 200% of the NEO's target bonus for 2025.
Termination by Reason of Retirement
If the NEO had terminated employment prior to December 31, 2025 by reason of "retirement," the NEO would have been entitled to an annual bonus prorated for the number of full months during which the NEO was employed with the Company during 2025, payable when such bonus would otherwise have been paid and subject to the achievement of the applicable performance criteria, as determined by the Compensation Committee in its sole discretion after consultation with the CEO (with respect to NEOs other than Ms. Antonello), so long as the NEO refrains from breaching Company confidentiality or non-solicitation agreements and violating certain other restrictive covenants applicable to her or him through December 31, 2025. "Retirement" means a NEO's termination of employment (other than for cause) after attaining age 55 and completing 10 years of continuous service with the Company, and provided the NEO has given written notice of his or her intent to retire to the Company at least six months prior to the effective date, in a form satisfactory to the Company.
As of December 31, 2025, Ms. Brown was the only NEO who could have satisfied the criteria necessary to terminate employment by reason of retirement.
Potential Payments to the Named Executive Officers Upon Termination or Change in Control
As previously disclosed, Mr. Paquette retired as the Company's Executive Vice President, Chief Financial Officer on March 31, 2025. Mr. Paquette received a payment of $104,673 in respect of accrued and unused vacation in accordance with the Company's paid time off policy. Mr. Paquette did not receive any retirement or other separation benefits in connection with his departure.
As previously disclosed, Ms. Brown retired as the Company's Executive Vice President, Chief Legal Officer on January 9, 2026. In connection with her retirement, pursuant to the terms of our equity incentive plan and the applicable award agreement, the vesting of Ms. Brown's outstanding RSUs and
49 | 2026 Proxy Statement

PSUs was automatically accelerated (an estimated value of $897,998 based on the stock price as of the date of her retirement and assuming target performance for the PSUs). Ms. Brown also received a payment of $82,721 in respect of accrued and unused vacation in accordance with the Company's paid time off policy. Otherwise, Ms. Brown did not receive any separation benefits in connection with her departure.
Assuming the employment of each of the NEOs had terminated on December 31, 2025, under each of the circumstances set forth in the table below (including the occurrence of a change in control on December 31, 2025), the payments and benefits described above would have the estimated values set forth below under the applicable compensation plans, programs, policies, agreements, and arrangements:

Name	Salary(1) ($)	COBRA(2) ($)	Bonus ($)		Accrued Vacation ($)	Death Benefit ($)	Disability Benefits(4) ($)	Value of Accelerated Equity ($)		Total ($)
Katherine H. Antonello
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	3,696,000	55,401	242,000	(3)	169,231	—	—	1,169,907		5,332,539
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	5,544,000	83,102	2,420,000	(6)	169,231	—	—	3,842,130	(5)	12,058,463
Voluntary Termination	—	—	—		169,231	—	—	—		169,231
Termination for Cause	—	—	—		169,231	—	—	—		169,231
Change in Control (Equity Awards Not Assumed)	—	—	2,420,000	(6)	—	—	—	3,842,130	(7)	6,262,130
Death	—	—	242,000	(3)	169,231	2,250,000	—	3,842,130		6,503,361
Disability	—	—	242,000	(3)	169,231	—	990,000	3,842,130		5,243,361
Michael A. Pedraja
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,156,638	29,299	86,500	(3)	133,269	—	—	464,509		1,870,215
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,850,620	46,878	952,525	(6)	133,269	—	—	1,578,295		4,561,587
Voluntary Termination	—	—	—		133,269	—	—	—		133,269
Termination for Cause	—	—	—		133,269	—	—	—		133,269
Change in Control (Equity Awards Not Assumed)	—	—	952,525	(6)	—	—	—	1,578,295		2,530,820
Death	—	—	86,500	(3)	133,269	1,500,000	—	1,578,295		3,298,064
Disability	—	—	86,500	(3)	133,269	—	1,635,000	1,578,295		3,433,064
John M. Mutschink
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	754,269	24,164	58,500	(3)	61,756	—	—	135,842		1,034,531
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	1,206,830	38,662	535,288	(6)	61,756	—	—	683,813	(5)	2,526,349
Voluntary Termination	—	—	—		61,756	—	—	—		61,756
Termination for Cause	—	—	—		61,756	—	—	—		61,756
Change in Control (Equity Awards Not Assumed)	—	—	535,288	(6)	—	—	—	683,813	(7)	1,219,101
Death	—	—	58,500	(3)	61,756	1,167,900	—	683,813		1,971,969
Disability	—	—	58,500	(3)	61,756	—	2,610,000	683,813		3,414,069
| 2026 Proxy Statement 50

Name	Salary(1) ($)	COBRA(2) ($)	Bonus ($)		Accrued Vacation ($)	Death Benefit ($)	Disability Benefits(4) ($)	Value of Accelerated Equity ($)		Total ($)
Ann Marie Smith
Termination not in connection with a change in control either (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	285,588	7,101	55,000	(3)	17,660	—	—	115,408		480,757
Termination in connection with a change in control (a) by EHI for other than (i) cause, (ii) death or (iii) disability, or (b) by the executive for good reason.	571,175	14,202	506,688	(6)	17,660	—	—	566,606	(5)	1,676,331
Voluntary Termination	—	—	—		17,660	—	—	—		17,660
Termination for Cause	—	—	—		17,660	—	—	—		17,660
Change in Control (Equity Awards Not Assumed)	—	—	506,688	(6)	—	—	—	346,223	(7)	852,911
Death	—	—	55,000	(3)	17,660	1,105,500	—	566,606		1,744,766
Disability	—	—	55,000	(3)	17,660	—	2,280,000	566,606		2,919,266
(1)    Amounts in this column reflect amounts that would be payable to each NEO under the Severance Plan. Amounts payable in connection with a change in control would be payable to the NEO in one lump sum. Amounts payable not in connection with a change in control would be payable in installments on the Company's normal payroll dates over a 24-month period for Ms. Antonello, a 15-month period for Mr. Pedraja, Ms. Brown, and Mr. Mutschink, and a 6-month period for Ms. Smith.
(2)    Amounts in this column reflect amounts that would be payable to each NEO under the Severance Plan. COBRA benefits for each NEO would consist of (i) in connection with a change in control, a lump sum payment equal to the premiums associated with continuing medical, vision, and dental coverage over a 36-month period for Ms. Antonello, a 24-month period for Mr. Pedraja, Ms. Brown, and Mr. Mutschink, and a 12-month period for Ms. Smith, or (ii) not in connection with a change in control, a lump sum payment equal to such premiums over a 24-month period for Ms. Antonello, a 15-month period for Mr. Pedraja, Ms. Brown, and Mr. Mutschink, and a 6-month period for Ms. Smith.
(3)    The bonus amounts reflect the annual cash bonuses actually paid for 2025 under our equity and incentive plan. The 2025 annual bonuses were paid in the first quarter of 2026 at varying percentages of the eligible NEOs' respective base salary rates.
(4)Disability benefits are available to all full-time employees. In the event the NEO had been terminated due to disability, the executive would have been entitled to a benefit equal to 66 2/3% of their monthly salary, up to a maximum of $15,000 per month until attainment of their normal retirement age under the Social Security Act where retirement age depends on their date of birth.
(5)The value of the equity acceleration that is shown for termination of a NEO's employment following a change in control is calculated based on the assumption that the equity awards would be assumed upon the occurrence of the change in control and the executive would be terminated immediately thereafter.
(6)The amounts shown for bonuses upon consummation of a change in control reflect the value of the annual cash bonus to which such executive would have been entitled for 2025 if such executive remained continuously employed through such consummation, and threshold performance criteria had been achieved.
(7)The value of the equity acceleration that is shown for a change in control is calculated based on the assumption that the equity awards would not be assumed in the change in control, and therefore the awards would become vested and exercisable whether or not the NEO's employment had been terminated.
51 | 2026 Proxy Statement

CEO Pay Ratio
Pursuant to the requirements of section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, below is a description of the relationship between the annual total compensation of our median employee and the annual total compensation of our CEO for 2025. We believe that the 2025 CEO pay ratio provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We calculated our 2025 CEO pay ratio using our median employee as of December 31, 2024. To determine our median employee, we examined the total cash compensation (salary or hourly wages plus bonuses and other cash incentives) for all full-time, part-time, and temporary employees who were employed by us as of December 31, 2024. We annualized salaries and wages for employees who did not work a full year. We believe the use of total cash compensation for our employees is a consistently applied compensation measure, and note, in this regard, that we do not widely distribute equity awards to our employees. Specifically, in 2025 only about 10% of our employees received equity awards.
Once the median employee was identified, as described above, we then calculated this employee's annual total compensation using the same methodology we use for our NEOs for purposes of the 2025 Summary Compensation Table. As so calculated, the identified median employee's total compensation was $108,989. Ms. Antonello's total 2025 compensation was $3,261,998. Based on this information, our 2025 CEO to median employee pay ratio is approximately 30:1.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance measures of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. The following tables set forth information regarding compensation for our principal executive officers (PEOs) and average compensation related to our Non-PEO NEOs versus our Company performance for 2025, 2024, 2023, 2022, and 2021.

Year	Douglas D. Dirks (PEO)(1)		Katherine H. Antonello (PEO)(1)		Non-PEO NEOs(2)
	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2,3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2,3)
2025	—	—	3,261,998	2,331,512	1,157,093	728,409
2024	—	—	3,746,839	4,658,096	1,124,923	1,354,635
2023	—	—	3,727,106	3,498,957	1,290,919	1,012,519
2022	—	—	2,518,681	2,649,349	1,078,779	1,139,759
2021	2,315,871	2,373,415	2,570,729	2,971,888	1,183,048	1,402,493

	Value of Initial Fixed $100 Investment Based on:			Company Selected Measure(5)
Year	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income ($ in millions)	Adjusted GAAP Calendar Year Combined Ratio (%)
2025	161.23	234.33	10.8	112.0
2024	186.00	212.86	118.6	98.0
2023	139.49	157.12	118.1	94.7
2022	148.53	141.79	48.4	97.0
2021	131.89	119.28	119.3	97.6
| 2026 Proxy Statement 52

(1)The dollar amounts reported in this column reflect the total compensation presented in the Summary Compensation Table for each fiscal year shown. Douglas Dirks served as our President and CEO (PEO) in 2021 until he retired on April 1, 2021. Effective April 1, 2021, Ms. Antonello was promoted to President and CEO. She served as our PEO for the remainder of 2021 and throughout 2022, 2023, 2024, and 2025.
(2)The dollar amounts reported in this column reflect the average amounts of total compensation reported for our Non-PEO NEOs presented in the Summary Compensation Table for each fiscal year shown. During 2025, our Non-PEO NEOs consisted of Messrs. Pedraja, Mutschink, and Paquette, and Mses. Brown and Smith. During 2024, our Non-PEO NEOs consisted of Messrs. Paquette and Mutschink and Mses. Brown and Smith. During 2023, our Non-PEO NEOs consisted of Ms. Brown, Mr. Paquette, Mr. Mutschink, and Jeffrey Shaw. During 2022 and 2021, our Non-PEO NEOs consisted of Mr. Paquette, Christopher Laws, Jeffrey Shaw, and Ms. Brown.
(3)The amounts calculated in these columns are in accordance with Item 402(v) of Regulation S-K. See the table below for detail of amounts added to and deducted from the total compensation presented in the Summary Compensation Table for each applicable fiscal year to calculate compensation actually paid. Note that there were no stock awards granted in any fiscal year that vested within such fiscal year.

	2025		2024		2023
	PEO($)	Average of Non-PEO NEOs($)	PEO($)	Average of Non-PEO NEOs($)	PEO($)	Average of Non-PEO NEOs($)
Total Compensation reported on Summary Compensation Table	3,261,998	1,157,093	3,746,839	1,124,923	3,727,106	1,290,919
(Less) Fair Value of stock awards reported on Summary Compensation Table	(2,012,664)	(572,623)	(1,956,392)	(440,652)	(1,699,905)	(419,422)
Fair Value of stock awards granted in fiscal year shown, valued at year-end, that were outstanding and unvested at end of fiscal year shown	1,761,336	501,117	2,161,906	486,941	1,628,008	316,941
Change in fair value from end of prior fiscal year to end of fiscal year shown for awards previously granted that were outstanding and unvested at end of fiscal year shown	(388,492)	(44,757)	529,925	126,447	(115,817)	(34,446)
Change in fair value from end of prior fiscal year to vesting date for awards previously granted in prior fiscal years that vested during fiscal year shown	(290,666)	(51,456)	175,818	56,976	(40,435)	(6,659)
(Less) Fair Value as of prior fiscal year for any awards granted in any prior fiscal year that fail to meet applicable vesting conditions during the covered fiscal year	—	(260,965)	—	—	—	(134,814)
Compensation Actually Paid	2,331,512	728,409	4,658,096	1,354,635	3,498,957	1,012,519

	2022		2021
	PEO - Antonello($)	Average of Non-PEO NEOs($)	PEO - Dirks($)	PEO - Antonello($)	Average of Non-PEO NEOs($)
Total Compensation reported on Summary Compensation Table	2,518,681	1,078,779	2,315,871	2,570,729	1,183,048
(Less) Fair Value of stock awards reported on Summary Compensation Table	(594,057)	(249,053)	(1,184,664)	(922,733)	(428,545)
Fair Value of stock awards granted in fiscal year shown, valued at year-end, that were outstanding and unvested at end of fiscal year shown	632,010	264,965	—	1,017,120	469,622
Change in fair value from end of prior fiscal year to end of fiscal year shown for awards previously granted that were outstanding and unvested at end of fiscal year shown	70,648	33,126	—	161,193	106,363
Change in fair value from end of prior fiscal year to vesting date for awards previously granted in prior fiscal years that vested during fiscal year shown	22,067	11,942	1,242,208	145,579	72,005
Compensation Actually Paid	2,649,349	1,139,759	2,373,415	2,971,888	1,402,493

(4)Total Shareholder Return assumes an initial fixed investment of $100 as of December 31, 2020, which was established by the market close on the last trading day prior to the beginning of the Company's fourth preceding fiscal year. Total shareholder return also includes reinvestment of all dividends. The Peer Group Total Shareholder Return is based on the Standard & Poor's 500 Property & Casualty Insurance Index as identified in the Stock Performance Graph included in our Annual Reports on Form 10-K for fiscal years 2025, 2024, 2023, 2022, and 2021.
53 | 2026 Proxy Statement

(5)The Company has determined that the most important financial performance measure, or Company Selected Measure, the Company used to align pay and performance by linking compensation actually paid to our NEOs for fiscal year 2025 was the Adjusted GAAP Calendar Year Combined Ratio. Adjusted GAAP Calendar Year Combined Ratio = (Losses + loss adjustment expenses + commission expense - amortization of the deferred gain +/- impact of the LPT reserve adjustment +/- impact of the LPT contingent commission adjustment) / net premiums earned plus (underwriting expenses (including general and administrative expenses)) / net premiums written.
As described in the above "Compensation Discussion and Analysis," the Company's executive compensation program uses financial performance measures used in our industry and measures that are viewed as key financial drivers of our stock price to align pay and performance. The most important financial performance measures used to link executive compensation actually paid with the Company's performance include the following:

Most Important Financial Performance Measures for Fiscal Year 2025
◦Adjusted GAAP Calendar Year Combined Ratio
◦Change in Adjusted Book Value Per Share (ABVPS)
| 2026 Proxy Statement 54

Relationship Descriptions Between Pay Versus Performance
The following graphical comparisons illustrate the relationships between certain amounts included in the Pay Versus Performance table for fiscal years 2025, 2024, 2023, 2022, and 2021, including: (i) a comparison of Compensation Actually Paid Versus Cumulative Total Shareholder Return; (ii) a comparison of Compensation Actually Paid Versus Net Income; and (iii) a comparison of Compensation Actually Paid Versus Adjusted GAAP Calendar Year Combined Ratio.

Compensation Actually Paid vs. Cumulative TSR
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
$250
$225
$200
$175
$150
$125
$100
$75
$50
$25
$—
2020
2021
2022
2023
2024
2025
PEO Dirks Compensation Actually Paid (retired 4/1/21)
PEO Antonello Compensation Actually Paid (effective 4/1/21)
Average non-PEO NEO Compensation Actually Paid
EIG TSR of $100 Invested 12/31/20
Peer TSR of $100 Invested 12/31/20

55 | 2026 Proxy Statement

Compensation Actually Paid vs. Net Income
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$—
2021
2022
2023
2024
2025
PEO Dirks Compensation Actually Paid (retired 4/1/21)
PEO Antonello Compensation Actually Paid (effective 4/1/21)
Average non-PEO NEO Compensation Actually Paid
Net Income (in millions)

Compensation Actually Paid vs. Adjusted GAAP Calendar Year Combined Ratio
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$—
120%
110%
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
—%
2021
2022
2023
2024
2025
PEO Dirks Compensation Actually Paid (retired 4/1/21)
PEO Antonello Compensation Actually Paid (effective 4/1/21)
Average non-PEO NEO Compensation Actually Paid
Adjusted GAAP Calendar Year Combined Ratio

| 2026 Proxy Statement 56

Security Ownership of Certain Beneficial Owners and Management
The following table and accompanying footnotes show information regarding the beneficial ownership of our voting securities as of March 30, 2026, by:
•each person who is known by us to own beneficially more than 5% of our voting securities;
•each director;
•each NEO; and
•all directors and executive officers as a group.
Except as otherwise indicated, we believe that the beneficial owners listed below, based on information furnished by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Shares of common stock underlying RSUs in which a person has the right to acquire beneficial ownership within 60 days of March 30, 2026 are considered outstanding and beneficially owned by the person holding the RSUs for the purposes of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of March 30, 2026, 18,631,868 shares of common stock were outstanding.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned		Percent of Class
BlackRock Inc., 50 Hudson Yards, New York, NY 10001	3,694,714	(2)	19.8
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355	3,154,256	(3)	16.9
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746	2,089,817	(4)	11.2
João “John” M. de Figueiredo	15,127		*
Barbara A. Higgins	15,877		*
Michael J. McColgan	18,769		*
Jeanne L. Mockard	16,638		*
Alejandro "Alex" Perez-Tenessa	9,146		*
Marvin Pestcoe	2,403		*
Steven P. Sorenson	4,608		*
Katherine H. Antonello	113,347		*
Michael A. Pedraja	16,306		*
Michael S. Paquette	91,692	(5)	*
Lori A. Brown	60,792	(6)	*
John M. Mutschink	18,348		*
Ann Marie Smith	1,775		*
Executive officers other than NEOs	12,534		*
All Directors and executive officers as a group (15) persons	244,878	(7)	1.3
*    Represents less than 1%
(1)The address of all current executive officers and directors listed above is in the care of the Company.
(2)Information concerning stock ownership obtained from the Schedule 13G/A filed with the SEC on January 23, 2024. BlackRock Inc. reported sole voting power with respect to 3,649,283 shares of common stock and dispositive power with respect to all 3,694,714 shares of common stock.
(3)Information concerning stock ownership obtained from the Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. reported shared voting power with respect to 17,506 shares of common stock, sole dispositive power with respect to 3,107,960 shares of common stock, and shared dispositive power with respect to 46,296 shares of common stock. The Vanguard Group, Inc. further amended its Schedule 13G/A on March 26, 2026 to
57 | 2026 Proxy Statement

disclose that (i) as a result of an internal realignment, it is no longer deemed to beneficially own shares held by various of its subsidiaries and divisions, and accordingly, it no longer beneficially owns Company shares directly and (ii) going forward, certain subsidiaries and business divisions of The Vanguard Group, Inc. will report beneficial ownership separately (on a disaggregated basis) from The Vanguard Group, Inc.
(4)Information concerning stock ownership obtained from the Schedule 13G/A filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP reported sole voting power with respect to 2,059,063 shares of common stock, and sole dispositive power with respect to 2,089,817 shares of common stock.
(5)Reflects the shares of common stock beneficially owned by Mr. Paquette, who retired on March 31, 2025.
(6)Reflects the shares of common stock beneficially owned by Ms. Brown, who retired on January 9, 2026.
(7)Reflects the shares of common stock beneficially owned by directors and current executive officers.
| 2026 Proxy Statement 58

Proposal 3 - Ratification of Appointment of Independent Registered Public Accounting Firm
The AFI Committee of the Board has appointed Ernst & Young LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company and its subsidiaries for the 2026 calendar year. The Board recommends ratification of the appointment of Ernst & Young LLP.
Ernst & Young LLP has served as the Company's independent auditor since 2002. This continuity enables Ernst & Young LLP to gain extensive knowledge of the Company's operations, policies, procedures, and internal controls. Ernst & Young LLP rotates its lead audit partner and other accounting partners consistent with independence requirements. To help further ensure continuing auditor independence, the AFI Committee periodically considers whether there should be a rotation of the independent auditor. Factors considered include insurance industry expertise, audit performance quality, reasonableness of fees, and Public Company Accounting Oversight Board ("PCAOB") reports on the firm, among other factors.
A representative of Ernst & Young LLP will be available at the annual meeting. This representative will have an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.
Although stockholder approval of this appointment is not required or binding on the AFI Committee, the Board believes that, as a matter of good corporate governance, stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm, the AFI Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.
____________________________________________________________________________
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of our independent registered public accounting firm.
____________________________________________________________________________
59 | 2026 Proxy Statement

Audit, Finance and Investment Committee Report
In connection with the financial statements for the year ended December 31, 2025, the Audit, Finance and Investment Committee has:
•reviewed and discussed the audited financial statements with management;
•discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by PCAOB Auditing Standard No. 1301, "Communications with Audit Committees"; and
•received the written disclosure and letter from Ernst & Young LLP under applicable requirements of the PCAOB regarding Ernst & Young LLP's communications with the Audit, Finance and Investment Committee concerning independence, and has discussed with Ernst & Young LLP its independence.
Based upon these reviews and discussions, the Audit, Finance and Investment Committee recommended to the Board, at the February 18, 2026 meeting of the Board, that the Company's audited financial statements for the year ended December 31, 2025 be included in the 2025 10-K. The Board has approved the inclusion of this Audit, Finance and Investment Committee Report in this proxy statement.
/s/ Audit, Finance and Investment Committee
Michael J. McColgan, Chair
Jeanne L. Mockard
Marvin Pestcoe

| 2026 Proxy Statement 60

Audit Matters
Audit, Finance and Investment Committee Independence
The three members of the AFI Committee are independent (as independence is defined by the provisions of Section 303A.02 of the Listing Standards).
Communications with the Audit, Finance and Investment Committee
Complaints or concerns about accounting matters may be submitted to the AFI Committee in any of the following ways:
•by mailing a written description of the complaint or concern to the following address:
Corporate Compliance Reporting
Employers Holdings, Inc.
748 S. Meadows Parkway, Suite A9, #249
Reno, Nevada 89521
•by sending a written description of the complaint or concern to the following email address: ChiefLegalOfficer@employers.com; or
•by calling the toll-free hotline and talking to an independent third party at 844-961-2439.
Reports may be made anonymously. The Chief Legal Officer will check the above mailbox, email address, and telephone hotline messages on a regular basis and will promptly review and log all submissions. Any concerns regarding accounting, internal controls or auditing matters requiring immediate AFI Committee action will be submitted to the Chair of the AFI Committee within 24 hours. Reports of suspected violations of law and Company policies will be investigated appropriately. The Corporate Compliance Officer will provide periodic reports to the AFI Committee regarding the submissions relating to accounting, internal controls or auditing matters and the investigation and resolution of such matters.
Service Fees Incurred for Independent Accounting Firm
The AFI Committee engaged Ernst & Young LLP to perform an annual audit of the Company's financial statements for the year ended December 31, 2025 and the Company's internal controls over financial reporting as of December 31, 2025. Following is the breakdown of fees paid to Ernst & Young LLP by the Company for the last two years.
Audit and Audit-Related Fees
Fees incurred for audit services provided by Ernst & Young LLP were approximately:

	Years Ended December 31,
	2025	2024
Audit Fees(1)	2,650,500	2,725,700
Audit-Related Fees(2)	33,000	33,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	2,683,500	2,758,700
(1) These amounts include the annual financial statement audits for the years ended December 31, 2025 and 2024; audit of the Company's internal controls over financial reporting as of December 31, 2025 and 2024; reviews of the Company's quarterly financial statements; and annual statutory audits of the Company's insurance subsidiaries for the years ended December 31, 2025 and 2024. All of such audit services were pre-approved by the AFI Committee.
61 | 2026 Proxy Statement

(2) Fees incurred for audit-related services provided by Ernst & Young LLP related to employee benefit plan audits approximated $33,000 for both years ended December 31, 2025 and 2024. All of such audit-related services were pre-approved by the AFI Committee.
Pre-Approval Policies and Procedures
The AFI Committee's pre-approval policies and procedures for the Auditor's Fees are contained in its charter, a copy of which is available on our website at www.employers.com and available in print form to any stockholder who requests it. Specifically, under paragraph 12 of the "Authority, Responsibilities and Limitations" section, the AFI Committee reviews and, in its sole discretion, approves in advance the Company's independent auditor's annual engagement letter, including the proposed fees contained therein, as well as all audit and, as provided in the Exchange Act and the SEC rules and regulations promulgated thereunder, all permitted non-audit engagements and relationships between the Company and such independent auditor (which approval is made after receiving input from the Company's management, if desired). Approval of audit and permitted non-audit services is made by the AFI Committee or by one or more of its members as designated by the AFI Committee or its Chair, and the person(s) granting such approval will report such approval to the AFI Committee at the next scheduled meeting.
Non-GAAP Financial Measures
We use certain non-GAAP financial measures in this proxy statement, including adjusted GAAP calendar year combined ratio, adjusted net income, and adjusted book value per share (which we also refer to as adjusted stockholders' equity per share). Adjusted GAAP calendar year combined ratio is calculated as the sum of Losses and LAE excluding the effects of the LPT agreement and commission expense divided by net premiums earned, plus underwriting expenses (including general and administrative expenses) divided by net premiums written. This non-GAAP measure is the corporate financial goal for our STI program. Adjusted net income is net income excluding the effects of the LPT Agreement, and net realized and unrealized gains and losses on investments (net of tax), and any miscellaneous non-recurring transactions (net of tax). Management believes that providing this non-GAAP measure is helpful to investors, analysts, and other interested parties in identifying trends in the Company's operating performance because such items have limited significance to its ongoing operations or can be impacted by both discretionary and other economic factors and may not represent operating trends. Book value per share including the Deferred Gain is comprised of stockholders' equity including the Deferred Gain, divided by the number of shares outstanding. Adjusted book value per share is comprised of stockholders' equity including the Deferred Gain, less accumulated other comprehensive income (net of tax), divided by the number of shares outstanding. Management believes these measures are important to our investors, analysts, and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. Further, the change in our adjusted stockholders' equity per share (after taking into account stockholder dividends declared) serves as the performance measure associated with our 2025, 2024, and 2023 performance share unit awards. The following tables show a reconciliation of (i) GAAP combined ratio to adjusted GAAP calendar year combined ratio, (ii) Net income to adjusted net income, and (iii) Stockholders' equity on a GAAP basis to Stockholders' equity including the Deferred Gain and Adjusted stockholders' equity and Book value per share to Book value per share including the Deferred Gain and Adjusted book value per share.

| 2026 Proxy Statement 62

Reconciliation of our GAAP combined ratio to adjusted GAAP calendar year combined ratio:

		Years Ended
		December 31,
		2025	2024

Net premiums written	A	$750.1	$769.5
Net premiums earned	B	761.9	749.5
Losses and LAE incurred	C	581.8	456.2
Amortization of deferred reinsurance gain - losses		6.0	6.1
Amortization of deferred reinsurance gain - contingent commission		—	0.8
LPT reserve adjustment		—	(1.7)
LPT contingent commission adjustments		—	0.4
Losses and LAE excluding LPT adjustments	D	$587.8	$461.8
Commission expense	E	$97.9	$101.2
Underwriting expenses	F	$165.4	$176.5
GAAP combined ratio:
Loss and LAE ratio	C/B	76.4%	60.9%
Commission expense ratio	E/B	12.8	13.5
Underwriting expense ratio	F/B	21.7	23.5
GAAP combined ratio		110.9%	97.9%
Adjusted GAAP calendar year combined ratio:
Loss and LAE ratio excluding LPT adjustments	D/B	77.2%	61.6%
Commission expense ratio	E/B	12.8	13.5
Underwriting expense ratio	F/A	22.0	22.9
Adjusted GAAP calendar year combined ratio		112.0%	98.0%

63 | 2026 Proxy Statement

Reconciliation of Net income to Adjusted net income:

	Years Ended
	December 31,
	2025	2024
	(in millions, except share and per share data)
Numerators:
Net income	$10.8	$118.6
Impact of the LPT Agreement	(6.0)	(5.6)
Net income excluding LPT	4.8	113.0
Net realized and unrealized losses (gains) on investments	20.4	(24.1)
Other non-recurring expenses	1.1	—
Income tax (benefit) expense related to items excluded from Net income	(4.5)	5.1
Adjusted net income	$21.8	$94.0

Denominators:
Average common shares outstanding (basic)	23,386,329	25,050,605
Average common shares outstanding (diluted)	23,525,901	25,194,814

Earnings per share:
Basic	$0.46	$4.73
Diluted	0.46	4.71

Adjusted earnings per share:
Basic	$0.93	$3.75
Diluted	0.93	3.73

| 2026 Proxy Statement 64

Reconciliations of GAAP Stockholders' equity and GAAP Book value per share to Stockholders' equity including the Deferred Gain, Adjusted stockholders' equity, Book value per share including the Deferred Gain, and Adjusted book value per share are presented below:

	Years Ended
	December 31,
	2025	2024
	(in millions, except share and per share data)
GAAP stockholders' equity	$955.7	$1,068.7
Deferred Gain - LPT agreement	88.0	94.0
Stockholders' equity including the Deferred Gain	1,043.7	1,162.7
Accumulated other comprehensive (income) loss, net of tax	(7.3)	82.5
Adjusted stockholders' equity	$1,036.4	$1,245.2

Ending common shares outstanding	20,342,135	24,556,706

GAAP Book value per share	$46.98	$43.52
Book value per share including the Deferred Gain - LPT agreement	51.31	47.35
Adjusted stockholders' equity per share	50.95	50.71

65 | 2026 Proxy Statement

EQ Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, and 3.

1. Election of Directors:	01 Katherine H. Antonello	☐	For	☐	Against	☐	Abstain
	02 João "John" M. de Figueiredo	☐	For	☐	Against	☐	Abstain

ò Please fold here - Do not separate ò

	03 Barbara A. Higgins	☐	For	☐	Against	☐	Abstain
	04 Michael J. McColgan	☐	For	☐	Against	☐	Abstain
	05 Jeanne L. Mockard	☐	For	☐	Against	☐	Abstain
	06 Alejandro "Alex" Perez-Tenessa	☐	For	☐	Against	☐	Abstain
	07 Marvin Pestcoe	☐	For	☐	Against	☐	Abstain
	08 Steven P. Sorenson	☐	For	☐	Against	☐	Abstain
2. To approve, on a non-binding basis, the Company's executive compensation.		☐	For	☐	Against	☐	Abstain
3. Ratification of the appointment of the Company's independent registered public accounting firm, Ernst & Young LLP, for 2026.		☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1 AND, FOR PROPOSALS 2 AND 3.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

EMPLOYERS HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 28, 2026
9:00 a.m. Pacific Daylight Time
5340 Kietzke Lane, Suite 202
Reno, Nevada 89511

Employers Holdings, Inc. P.O. Box 539003 Henderson, NV 89053-9003	Proxy

The undersigned hereby appoints Michael A. Pedraja and Matthew Hendricksen, or either of them, with full power of substitution, to represent the undersigned and as proxies to vote all the common stock of Employers Holdings, Inc. that the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the annual meeting of stockholders to be held on May 28, 2026, or at any adjournment or postponement thereof (the "annual meeting"). In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the annual meeting.

The validity of this proxy is governed by Nevada law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the annual meeting.

This proxy is solicited on behalf of the Board of Directors. This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted "FOR" the director nominees listed in Proposal 1, "FOR" approval, on a non-binding basis, of the compensation paid to the Company's named executive officers in Proposal 2, and "FOR" ratification of the Company's independent registered public accounting firm, Ernst & Young LLP, for 2026 in Proposal 3. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

:	(	*	I
INTERNET/MOBILE www.proxypush.com/eig Use the Internet to vote your proxy until 11:59 p.m. (CDT) on May 27, 2026.	PHONE 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CDT) on May 27, 2026.	MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope provided.	VOTE IN PERSON Sign and date your proxy card and bring it to the annual meeting on Thursday, May 28, 2026 at 9:00 a.m. (PDT) at 5340 Kietzke Lane, Suite 202, Reno, Nevada 89511.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.